Exhibit 10.1
Execution Counterpart

$1,100,000,000
CREDIT AGREEMENT
dated as of
November 13, 2009
AMONG
FAYETTEVILLE EXPRESS PIPELINE LLC,
as the Company,
THE LENDERS PARTY HERETO,
THE ROYAL BANK OF SCOTLAND plc,
as the Administrative Agent,
RBS SECURITIES, INC.,
BARCLAYS CAPITAL,
and
DnB NOR BANK ASA,
as the Joint Lead Arrangers
and
RBS SECURITIES, INC.
and
BARCLAYS CAPITAL,
as the Joint Bookrunners

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-ii-

SCHEDULES:

Schedule 1.01	Commitments
Schedule 4.01	Existing Subsidiaries

EXHIBITS:

Exhibit 1.01-A	Form of Assignment and Assumption
Exhibit 1.01-B	Form of Committed Note
Exhibit 1.01-C	Form of Swingline Note
Exhibit 2.03	Form of Borrowing Request
Exhibit 2.06	Form of Letter of Credit Request
Exhibit 2.08	Form of Interest Election Request
Exhibit 2.11	Form of Notice of Prepayment

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CREDIT AGREEMENT
          THIS CREDIT AGREEMENT, dated as of November ___, 2009 (this “Agreement”) is among:
          (a) Fayetteville Express Pipeline LLC, a Delaware limited liability company (the “Company”);
          (b) the banks and other financial institutions listed on the signature pages hereof under the caption “Lenders” (the “Lenders” and together with each other Person that becomes a Lender pursuant to Section 9.05, collectively, the “Lenders”);
          (c) The Royal Bank of Scotland plc, a company registered in Scotland, individually as a Lender, and as the administrative agent for the Lenders (in such latter capacity together with any other Person that becomes Administrative Agent pursuant to Section 8.08, the “Administrative Agent”);
          (d) Barclays Capital, the investment banking division of Barclays Bank PLC, as the Syndication Agent (the “Syndication Agent”); and
          (e) DnB Nor Bank ASA, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and ING Capital LLC as the Co-Documentation Agents (the “Co-Documentation Agents”).
PRELIMINARY STATEMENTS
          The Company has requested that a credit facility be extended to it pursuant to which the Company may borrow from the Lenders and obtain the issuance of Letters of Credit from the Issuing Banks (a) to construct a natural gas pipeline, (b) to pay related expenses and (c) for other limited liability company purposes.
          NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS
          SECTION 1.01 Defined Terms. As used in this Agreement, in addition to the terms defined above, the following terms have the meanings specified below:
          “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.
          “Administrative Agent” has the meaning specified in the introduction to this Agreement.
          “Administrative Questionnaire” means an Administrative Questionnaire in the form supplied by the Administrative Agent.

          “Affiliate” of any Person means (a) any Person directly or indirectly controlled by, controlling or under common control with such first Person, (b) any director or officer of such first Person or of any Person referred to in clause (a) above and (c) if any Person in clause (a) above is an individual, any member of the immediate family (including parents, siblings, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. For purposes of this definition, any Person that owns directly or indirectly 25% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 25% or more of the partnership, member or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to “control” (including, with its correlative meanings, “controlled by” and “under common control with”) such corporation or other Person. For purposes of this Agreement, the Guarantors and their Affiliates described in the preceding sentence shall be Affiliates of the Company.
          “Agent” means the Administrative Agent, Syndication Agent or Co-Documentation Agents, and the term “Agents” means all of them.
          “Agreement” has the meaning specified in the introduction to this Agreement (subject, however, to Section 1.03(v) hereof).
          “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, (b) the Prime Rate in effect for such day, and (c) the one month LIBOR Rate plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Applicable Base Rate Margin” means the per annum rate designation in the definition of “Applicable Margin” as the “Applicable Base Rate Margin”.
          “Applicable Commitment Fee Rate” means the sum of (a) the product of the Stated Percentage of KMEP and the per annum commitment fee rate indicated in the following table next to the applicable then current Debt Rating of KMEP, (b) the product of the Stated Percentage of ETP and the per annum commitment fee rate so indicated next to the applicable then current Debt Rating of ETP, and (c) the product of the Stated Percentage of each Qualified Additional Guarantor and the per annum commitment fee rate so indicated next to the applicable then current Debt Ratings of each such Qualified Additional Guarantor; provided that, if an Initial Guarantor or a Qualified Additional Guarantor, has assumed in writing the obligations of any other Guarantor under such other Guarantor’s Guaranty, the Stated Percentage of such first Guarantor shall equal its Stated Percentage plus the Stated Percentage assumed from each such other Guarantor and each such other Guarantor’s Stated Percentage shall be reduced proportionately by the amount so assumed by such first Guarantor. A Commitment Fee shall be calculated on the undrawn amount of each Lender’s Commitment based on the following grid:

	Debt Rating	Commitment Fee
	(S&P/Fitch/Moody’s	Rate
Level I	≥A-/A-/A3	0.300%
Level II	BBB+/BBB+/Baal	0.375%
Level III	BBB/BBB/Baa2	0.500%
Level IV	BBB-/BBB-/Baa3	0.625%
Level V	≤BB+/BB+/Ba1	1.000%
          If the Debt Rating for any Guarantor is split as between two or more Applicable Rating Agencies: (a) if a Debt Rating is provided by only two of the Applicable Rating Agencies, (i) if the Debt Rating of one Applicable Rating Agency is just one level higher than the Debt Rating of the other Applicable Rating Agency, then the Applicable Commitment Fee Rate for such Guarantor will be deemed to be based on the higher of the two Debt Ratings and (ii) otherwise, the Applicable Commitment Fee Rate for such Guarantor will be deemed to be based on the Debt Rating that is one level lower than the higher of the two Debt Ratings; and (b) if a Debt Rating is provided by all three Applicable Rating Agencies, (i) if the Debt Rating of two of the Applicable Rating Agencies are at the same level, then the Applicable Commitment Fee Rate for such Guarantor will be deemed to be based on such Debt Rating and (ii) otherwise, the Applicable Commitment Fee Rate for such Guarantor will be deemed to be based on the Debt Rating of the Applicable Rating Agency that is in between the highest and the lowest of such Debt Ratings.
          If at any time a Debt Rating for any Guarantor shall not be available from any Applicable Rating Agency, the Applicable Commitment Fee Rate for such Guarantor will be deemed to be at Level V above. If the Debt Rating of any Guarantor shall change (other than as a result of a change in the rating system used by any Applicable Rating Agency) such that a change in the Applicable Commitment Fee Rate for such Guarantor, as described above, would result, such change shall effect a change in such Applicable Commitment Fee Rate as of the day on which it is first announced by the Applicable Rating Agency, and any consequent change in the Applicable Commitment Fee Rate or percentage used in calculating fees due hereunder shall apply commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of any of the Applicable Rating Agencies shall change prior to the date on which all Obligations hereunder have been paid and the Commitments cancelled, the Company and the Lenders shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system, and pending such amendment, if no applicable rating level is otherwise determinable based upon the foregoing, Level V shall apply.
          “Applicable LIBOR Rate Margin” means the per annum rate designated in the definition of “Applicable Margin” as the “Applicable LIBOR Rate Margin”.
          “Applicable Margin” means the sum of (a) the product of the Stated Percentage of KMEP and the applicable per annum margin indicated in the following table next to the applicable then current Debt Rating of KMEP, (b) the product of the Stated Percentage of ETP and the applicable per annum margin so indicated next to the applicable then current Debt Rating of ETP, and (c) the product of the Stated Percentage of each Qualified Additional Guarantor and the applicable per annum margin so indicated next to the applicable then current Debt Ratings of each such Qualified Additional Guarantor, each as set forth in the table below; provided that, if an Initial Guarantor or a Qualified Additional Guarantor, has assumed in writing the obligations of any other Guarantor under such other Guarantor’s Guaranty, the Stated Percentage of such first Guarantor shall equal its Stated Percentage plus the Stated Percentage assumed from each such other Guarantor and such other Guarantor’s Stated Percentage shall be reduced proportionately by the amount so assumed by such first Guarantor.

		Applicable	Applicable
	Debt Rating	LIBOR	Base Rate
	(S&P/Fitch/Moody’s)	Rate Margin	Margin
Level I	≥A-/A-/A3	2.25%	1.25%
Level II	BBB+/BBB+/Baal	2.50%	1.50%
Level III	BBB/BBB/Baa2	2.75%	1.75%
Level IV	BBB-/BBB-/Baa3	3.00%	2.00%
Level V	≤BB+/BB+/Ba1	4.00%	3.00%
          If the Debt Rating for any Guarantor is split as between two or more Rating Agencies: (a) if a Debt Rating is provided by only two of the Applicable Rating Agencies, (i) if the Debt Rating of one Applicable Rating Agency is just one level higher than the Debt Rating of the other Applicable Rating Agency, then the Applicable Margin for such Guarantor will be deemed to be based on the higher of the two Debt Ratings and (ii) otherwise, the Applicable Margin for such Guarantor will be deemed to be based on the Debt Rating that is one level lower than the higher of the two Debt Ratings, and (b) if a Debt Rating is provided by all three Applicable Rating Agencies, (i) if the Debt Rating of two of the Applicable Rating Agencies are at the same level, then the Applicable Margin for such Guarantor will be deemed to be based on such Debt Rating and (ii) otherwise, the Applicable Margin for such Guarantor will be deemed to be based on the Debt Rating of the Applicable Rating Agency that is in between the highest and the lowest of such Debt Ratings.
          If at any time a Debt Rating for any Guarantor shall not be available from any Applicable Rating Agency, the Applicable Margin for such Guarantor will be deemed to be at Level V above. If the Debt Rating of any Guarantor shall change (other than as a result of a change in the rating system used by any Applicable Rating Agency) such that a change in the Applicable Margin for such Guarantor, as described above, would result, such change shall effect a change in such Applicable Margin as of the day on which it is first announced by the Applicable Rating Agency, and any consequent change in the Applicable Margin or percentage used in calculating fees due hereunder shall apply commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of any of the Applicable Rating Agencies shall change prior to the date on which all Obligations hereunder have been paid and the Commitments cancelled, the Company and the Lenders shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system, and pending such amendment, if no applicable rating level is otherwise determinable based upon the foregoing, Level V shall apply.
          “Applicable Percentage” means, with respect to any Lender, the percentage of the Total Commitment represented by such Lender’s Commitment. If the Total Commitment has terminated or expired, the Applicable Percentages shall be determined based upon the Total Commitment most recently in effect, giving effect to any assignments.
          “Applicable Rating Agencies” means Moodys, S&P and Fitch.
          “Application” has the meaning specified in Section 2.05(b).
          “Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent, in the form of Exhibit 1.01-A or any other form approved by the Administrative Agent.
          “Assurance” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Assurance shall not include endorsements for collection or deposit in the ordinary course of business.
          “Availability Period” means the period from the Effective Date, to the earlier of the Maturity Date and the date of termination of the Commitments.
          “Authorized Officers” has the meaning specified in Section 3.01(a)(v).
          “Barclays” means Barclays Bank PLC in its individual capacity.
          “Barclays Capital” means Barclays Capital, the investment banking division of Barclays.
          “Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.
          “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
          “Board of Directors” means, with respect to any Person, the Board of Directors of such Person or any committee of the Board of Directors of such Person duly authorized to act on behalf of the Board of Directors of such Person.

          “Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Administrative Agent.
          “Borrowing” means (a) a borrowing comprised of Committed Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.
          “Borrowing Date” means the Business Day upon which any Letter of Credit is to be issued or any Loan is to be made available to the Company.
          “Borrowing Request” has the meaning specified in Section 2.03.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas or New York, New York, are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
          “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “Capital Stock” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents (however designated) of such Person’s equity, including all common stock and preferred stock, any limited or general partnership interest and any limited liability company member interest.
          “Change in Control” means the occurrence of any of: (a) a “Change of Control” as defined in the ETP Credit Agreement as in effect on the date hereof; or (b) a “Change in Control” as defined in the KMEP Credit Agreement as in effect on the date hereof; or (c) if either ETP or KMEP shall cease to own at least 40% of the member interests (including both voting and economic interest) in the Company (for a combined total of 80% for both); or (d) ETC Fayetteville Operating Company, LLC, a Delaware limited liability company, or another direct or indirect wholly owned subsidiary of ETP or KMEP, shall cease to be the “Operator” of the Company pursuant to the Limited Liability Company Agreement of the Company dated as of February 10, 2009 between Kinder Morgan Operating Limited Partnership “A” and ETC Fayetteville Express Pipeline, LLC.
          “Change in Control Event” means the execution of any definitive agreement which, when fully performed by the parties thereto, would result in a Change in Control.
          “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement. If any Lender (or its applicable lending office or its holding company, as the case may be) shall be, or shall determine itself to be, required by any law, rule, regulation, request, guideline or directive (whether or not having the force of law) relating to capital requirements adopted after the date of this Agreement or any change in the interpretation or application of any thereof by any Governmental Authority after the date of this Agreement (each a “Capital Requirement”) to maintain (and in either such case such Lender, lending office or holding company, as the case may be, does in fact maintain) capital against such Lender’s unused Commitment (or any portion thereof), in whole or in part as a result of such unused Commitment (or portion), either alone or in combination with any proposed or agreed extension thereof (whether or not such extension shall be by its terms at the time be effective), extending or being deemed to extend for a period of more than one year from its inception or to have an original maturity of more than one year or otherwise to last for a period of time sufficient to require maintenance of capital against it, a “Change in Law” shall be deemed to have occurred for purposes of Section 2.14(b) with respect to such Capital Requirement.
          “Charges” has the meaning specified in Section 9.13.
          “Co-Documentation Agents” has meaning specified in the introduction.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Commitment” means, with respect to each Lender, the commitment of such Lender to make Committed Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) increased pursuant to Section 2.20 or reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05. The initial amount of each Lender’s Commitment is set forth on Schedule 1.01 hereto, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.
          “Commitment Fee” has the meaning specified in Section 2.11(a).
          “Commitment Increase” has the meaning specified in Section 2.20.
          “Committed Loan” means a Loan made pursuant to Section 2.03.
          “Committed Note” means a promissory note of the Company payable to the order of each Lender, in substantially the form of Exhibit 1.01-B, together with all modifications, extensions, renewals and rearrangements thereof.
          “Communications” has the meaning specified in Section 9.01.
          “Company” has the meaning specified in the introduction to this Agreement.

          “Credit Event” means the making of any Loan or the issuance, amendment or the extension of any Letter of Credit.
          “Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Committed Loans and its LC Exposure and Swingline Exposure at such time.
          “Credit Parties” means the Company and the Guarantors.
          “Debt Rating” means, with respect to any Guarantor, such Guarantor’s long-term senior unsecured non-credit enhanced debt rating designated by one or more of the Applicable Rating Agencies.
          “Default” means any event or condition which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
          “Defaulting Lender” means any Lender that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within three (3) Business Days of the date required to be funded by it hereunder, unless the subject of a good faith dispute, (b) notified the Company, the Administrative Agent, the Issuing Banks or the Swingline Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement, unless the subject of a good faith dispute, (c) failed, within five (5) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, unless the subject of a good faith dispute, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within five (5) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any corporate or board or other action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or seeking or agreeing to the appointment of any such Person or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it or has taken any corporate or board or other action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or seeking or agreeing to the appointment of any such Person; provided, that a Lender shall not become a Defaulting Lender solely as the result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender or the exercise of control over a Lender or Person controlling such Lender by a Governmental Authority or an instrumentality thereof.
          “dollars” or “$” refers to lawful money of the United States of America.
          “Effective Date” means the date on which the conditions specified in Section 3.01 are satisfied (or waived in accordance with Section 9.02).

          “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Group” means, with respect to each Credit Party, such Credit Party, any of its Subsidiaries and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with such Credit Party or any such Subsidiary, are treated as a single employer under Section 414 of the Code.
          “ETP” means Energy Transfer Partners, L.P., a Delaware limited partnership.
          “ETP Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of July 20, 2007 among ETP, Wachovia Bank, National Association, as administrative agent, and the other agents and the lenders party thereto, including any amendments, restatements, modifications or refinancings thereof.
          “ETP General Partner” means Energy Transfer Partners GP, L.P., a Delaware limited partnership, or the corporate, partnership or limited liability successor thereto, in either case, which is the sole general partner of ETP.
          “ETP GP Owner” means Energy Transfer Equity, L.P., and any successor by merger, consolidation or reincorporation.
          “ETP Guaranty” means that certain guaranty agreement dated as of the date hereof between ETP and the Administrative Agent.
          “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the LIBOR Rate.
          “Event of Default” has the meaning specified in Section 7.01.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any Obligation, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Company is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 2.18(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure or inability to comply with Section 2.16(e), except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Company with respect to such withholding tax pursuant to Section 2.16(a).
          “Execution Date” means the earliest date upon which all of the following shall have occurred: counterparts of this Agreement shall have been executed by the Company and each Lender listed on the signature pages hereof and the Administrative Agent shall have received counterparts hereof which taken together, bear the signatures of the Company and each Lender and the Administrative Agent.
          “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Fee Letter” has the meaning specified in Section 2.11(c).
          “Fitch” means Fitch Ratings, Inc.
          “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Company is located. For purposes of this definition, the United States of America, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “GAAP” means generally accepted accounting principles in the United States of America from time to time, including as set forth in the opinions, statements and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financing Accounting Standards Board.
          “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Guarantor” means either Initial Guarantor and any Qualified Additional Guarantor that becomes a party to a Guaranty.
          “Guaranty” means a guaranty agreement in form, scope and substance reasonably satisfactory to the Administrative Agent executed by a Guarantor and the Administrative Agent, and includes the KMEP Guaranty and the ETP Guaranty.
          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
          “Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
          “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services or any other similar obligation upon which interest charges are customarily paid (excluding trade accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Assurances by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other Person to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
          “Indemnified Parties” has the meaning specified in Section 9.03.
          “Indemnified Taxes” means Taxes other than Excluded Taxes.
          “Indemnity Matters” means, with respect to any Indemnified Party, all losses, liabilities, claims and damages (including reasonable legal fees and expenses).
          “Information Memorandum” means the Information Memorandum dated October, 2009.

          “Initial Guarantors” means, collectively, KMEP and ETP.
          “Interest Election Request” has the meaning specified in Section 2.07.
          “Interest Payment Date” means (a) with respect to any ABR Loan (including a Swingline Loan), the last Business Day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last Business Day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
          “Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of any Eurodollar Borrowing, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period shall end after the Stated Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “Issuing Banks” means RBS, Barclays and each other consenting Lender that is designated to the Administrative Agent in writing by the Company, in each case in its capacity as an issuer of one or more Letters of Credit hereunder.
          “Joint Bookrunners” means RBSI and Barclays Capital.
          “Joint Lead Arrangers” means RBSI, Barclays Capital and DnB Nor Bank ASA.
          “KMEP” means Kinder Morgan Energy Partners, L.P., a Delaware limited partnership.
          “KMEP Credit Agreement” means that certain Credit Agreement dated as of August 5, 2005 among KMEP, Kinder Morgan Operating L.P. “B”, Wachovia Bank, National Association, as administrative agent, and the lenders and the other agents and the lenders party thereto, including any amendments, restatements, modifications or refinancings thereof.
          “KMEP Delegate” means Kinder Morgan Management, LLC, a Delaware limited liability company.
          “KMEP General Partner” means Kinder Morgan G.P., Inc., a Delaware corporation.

          “KMEP Guaranty” means that certain guaranty agreement dated as of the date hereof executed by KMEP and the Administrative Agent.
          “LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
          “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
          “Lenders” has the meaning specified in the introduction to this Agreement. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
          “Letter of Credit” means any letter of credit issued pursuant to this Agreement.
          “Letter of Credit Request” has the meaning specified in Section 2.05.
          “LIBOR” means for any Interest Period:
          (a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of a nationally recognized service that displays an average British Bankers Association Interest Settlement Rate for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; or
          (b) if the rates referenced in the preceding clause (a) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in dollars (for delivery on the first day of such Interest Period in same day funds) in the approximate amount of the Eurodollar Loan as to which such determination is being made (or, if the Lenders are making or converting a simultaneous Eurodollar Loan in the approximate amount of such Eurodollar Loan being made, continued or converted by such Lenders) and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.
          “LIBOR Rate” means, with respect to any Eurodollar Loan for any Interest Period for such Loan, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to the quotient of (i) LIBOR for such Loan for such Interest Period divided by (ii) 1 minus the Reserve Requirement for such Loan for such Interest Period.
          “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
          “Loan Documents” mean, collectively, this Agreement, the Notes, if any, the Applications, the Fee Letter, the Guaranties and all other instruments and documents from time to time executed and delivered by the Company or any other Credit Party in connection herewith and therewith.
          “Loans” means advances made by the Lenders to the Company pursuant to this Agreement.
          “Material Adverse Effect” (a) when used with respect to the Company relative to any occurrence of whatever nature, means a material adverse effect on (i) the business assets, liabilities or financial condition of the Company and the Subsidiaries taken as a whole, (ii) the ability of the Company to perform the Obligations or (iii) the rights of the Administrative Agent, any Issuing Bank or any Lender against the Company under any material provision of this Agreement or any other Loan Document; and (b) when used with respect to any Guarantor, shall have the meaning specified in the Guaranty executed by such Guarantor.
          “Material Subsidiary” means (a) when used with respect to the Company, any Subsidiary the value of the assets of which exceeds $10,000,000, and (b) when used with respect to any Guarantor, as defined in its Guaranty.
          “Maturity Date” means the earlier of (a) the Stated Maturity Date and (b) the acceleration of the Obligations pursuant to Section 7.01.
          “Maximum Rate” has the meaning specified in Section 9.13.
          “Moody’s” means Moody’s Investors Service, Inc.
          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Non-Defaulting Lender” means a Lender that is not a Defaulting Lender.
          “Note” means a Committed Note or the Swingline Note.
          “Notice of Default” has the meaning specified in Section 7.01.
          “Notice of Prepayment” has the meaning specified in Section 2.10.
          “Obligations” means collectively:
          (a) the payment of all indebtedness and liabilities by, and performance of all other obligations of, the Company in respect of the Loans;
          (b) all obligations of the Company under, with respect to, and relating to the Letters of Credit whether contingent or matured;

          (c) the payment of all other indebtedness and liabilities by and performance of all other obligations of, the Company to the Administrative Agent, the Issuing Banks and the Lenders under, with respect to, and arising in connection with, the Loan Documents, and the payment of all indebtedness and liabilities of the Company to the Administrative Agent, the Issuing Banks and the Lenders for fees, costs, indemnification and expenses (including reasonable attorneys’ fees and expenses) under the Loan Documents;
          (d) the reimbursement of all sums advanced and costs and expenses incurred by the Administrative Agent under any Loan Document (whether directly or indirectly) in connection with the Obligations or any part thereof or any renewal, extension or change of or substitution for the Obligations or, any part thereof, whether such advances, costs and expenses were made or incurred at the request of the Company or the Administrative Agent; and
          (e) all renewals, extensions, amendments and changes of, or substitutions or replacements for, all or any part of the items described under clauses (a) through (d) above.
          “OECD” means the Organization for Economic Cooperation and Development (or any successor).
          “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
          “Participant” has the meaning specified in Section 9.05(e).
          “Patriot Act” has the meaning specified in Section 9.15.
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
          “Permitted Encumbrances” means:
          (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.03;
          (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.03;
          (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
          (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

          (e) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;
          (f) judgment and attachment Liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are being contested in compliance with Section 5.03;
          (g) any interest or title of a lessor in property subject to any Capital Lease Obligation or operating lease which, in each case, is permitted under this Agreement; and
          (h) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary on deposit with or in possession of such bank;
provided that, except as provided in clause (g) above, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any member of its ERISA Group is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Prime Rate” means the rate of interest from time to time announced by the Administrative Agent at the Principal Office as its prime commercial lending rate. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate, it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.
          “Principal Office” means the principal office of the Administrative Agent, presently located at 600 Washington Blvd., Stamford, Connecticut 06901 or such other location as designated by the Administrative Agent from time to time.
          “Project Completion Date” means the date that is ten (10) Business Days after the date that the Company notifies the Federal Energy Regulatory Commission (“FERC”) that the 185-mile natural gas pipeline to be constructed with the proceeds of the Loans (the “Pipeline”) is capable of delivering the total capacity (including the 2,000,000 dekatherms as specified in the FERC Certificate applicable to the Pipeline) from a point near Conway County, Arkansas, to an interconnection with Trunkline Gas Company in Panola County, Mississippi.

          “Qualified Additional Guarantor” means a Person which, at the time of its execution and delivery of Guaranty to which it is a party, has a long term senior unsecured non-credit enhanced debt rating designated by at least two of the Applicable Rating Agencies of at least Baa3 in the case of Moody’s, BBB- in the case of S&P, and BBB-in the case of Fitch; provided, however, if only two of such Rating Agencies have rated a proposed Qualified Additional Guarantor, only one such rating by a Rating Agency shall be required if such Rating Agency is either Moody’s or S&P.
          “RBS” means The Royal Bank of Scotland plc, in its individual capacity.
          “RBSI” means RBS Securities, Inc., a Delaware corporation.
          “Register” has the meaning specified in Section 9.05.
          “Regulation A” means Regulation A of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
          “Regulation D” means Regulation D of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
          “Regulation T” means Regulation T of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
          “Regulation U” means Regulation U of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
          “Regulation X” means Regulation X of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
          “Required Lenders” means, at any time, Non-Defaulting Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time.
          “Requirement of Law” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement (whether or not having the force of law), including Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.
          “Reserve Requirement” means, for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D) maintained by a member bank of the Federal Reserve System. Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.
          “Responsible Officer” means (a) when used with respect to the Company, the President, Treasurer, Vice President or Secretary, and (b) when used with respect to any Guarantor, as specified in its Guaranty.
          “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.
          “SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to its function.
          “Stated Maturity Date” means May 11, 2012.
          “Stated Percentage” as to any Guarantor, the meaning specified in the Guaranty executed by such Guarantor.
          “Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless the context otherwise clearly requires, references in this Agreement to a “Subsidiary” or the “Subsidiaries” refer to a Subsidiary or the Subsidiaries of the Company.
          “Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
          “Swingline Lender” means RBS, in its capacity as lender of Swingline Loans hereunder.
          “Swingline Loan” means a Loan made pursuant to Section 2.04.
          “Swingline Note” means a promissory note of the Company payable to the order of the Swingline Lender in substantially the form of Exhibit 1.01-C, together with all modifications, extensions, renewals and rearrangements thereof.
          “Syndication Agent” has the meaning specified in the introduction.

          “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
          “Threshold Amount” means: (a) with respect to the Company, $1,000,000 until the Project Completion Date and $25,000,000 on and after such date; (b) with respect to KMEP, $75,000,000; (c) with respect to ETP, $75,000,000; and (d) with respect to any other Guarantor, such amount as may be specified in its Guaranty.
          “Total Commitment” means the sum of the Commitments of the Lenders.
          “Transactions” means the execution, delivery and performance by the Company and the Guarantors of this Agreement, the Guaranties and the other Loan Documents to which any Credit Party is a party, the borrowing of Loans and the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
          “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBOR Rate or the Alternate Base Rate.
          “United States” and “U.S.” each means United States of America.
          “Voting Stock” means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors or other governing body of such Person or its managing member or its general partner (or its managing general partner if there is more than one general partner).
          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          SECTION 1.02 Accounting Terms; Changes in GAAP. All accounting and financial terms used herein and not otherwise defined herein and the compliance with each covenant contained herein which relates to financial matters shall be determined in accordance with GAAP applied on a consistent basis, except to the extent that a deviation therefrom is expressly stated.
          SECTION 1.03 Interpretation. In this Agreement, unless a clear contrary intention appears:
     (i) the singular number includes the plural number and vice versa;
     (ii) reference to any gender includes each other gender;

     (iii) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;
     (iv) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; provided that nothing in this clause (iv) is intended to authorize any assignment not otherwise permitted by this Agreement;
     (v) except as expressly provided to the contrary herein, reference to any agreement, document or instrument (including this Agreement) means such agreement, document or instrument as amended, supplemented or modified, or extended, renewed, refunded, substituted or replaced, and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, and reference to any Note or other note or Indebtedness or other indebtedness includes any note or indebtedness issued pursuant hereto in extension or renewal or refunding thereof or in substitution or replacement therefor;
     (vi) unless the context indicates otherwise, reference to any Article, Section, Schedule or Exhibit means such Article or Section hereof or such Schedule or Exhibit hereto;
     (vii) the word “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term;
     (viii) with respect to the determination of any period of time, except as expressly provided to the contrary, the word “from” means “from and including” and the word “to” means “to but excluding”;
     (ix) reference to any law, rule or regulation means such as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time; and
     (x) the words “asset” and “property” shall be construed to have the same meaning and effect and refer to any and all tangible and intangible assets and properties.

ARTICLE II.
THE CREDITS
          SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Committed Loans to the Company from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (b) the sum of the total Credit Exposures exceeding the Total Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, repay or prepay and reborrow Committed Loans.
          SECTION 2.02 Loans and Borrowings. (a) Each Committed Loan shall be made as part of a Borrowing consisting of Committed Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
          (b) Subject to Section 2.13, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Company may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Company to repay such Loan in accordance with the terms of this Agreement.
          (c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $3,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Total Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve (12) Eurodollar Borrowings outstanding.
          (d) Notwithstanding any other provision of this Agreement, the Company shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Stated Maturity Date.
          SECTION 2.03 Requests for Borrowings. To request a Borrowing, the Company shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 10:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or electronic mail delivery, in PDF form, to the Administrative Agent of a written Borrowing Request in a form of Exhibit 2.03 (a “Borrowing Request”) and signed by an

Authorized Officer. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
     (i) the aggregate amount of the requested Borrowing;
     (ii) the date of such Borrowing, which shall be a Business Day;
     (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
     (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
     (v) the location and number of the Company’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.
          If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Company shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. If a Lender determines that the LIBOR Rate for the Interest Period requested in a Borrowing Request will not adequately and fairly reflect the cost to such Lender of making or maintaining its Loan with respect to such Borrowing, such Lender shall notify the Administrative Agent in writing of same prior to the funding of such requested Eurodollar Borrowing.  In the event the Administrative Agent receives such written notices from Lenders constituting the Required Lenders, the Administrative Agent shall proceed in accordance with Section 2.13.
          SECTION 2.04 Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Company from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $50,000,000 or (ii) the sum of the total Credit Exposures, exceeding the Total Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, repay or prepay and reborrow Swingline Loans.
          (b) To request a Swingline Loan, the Company shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent (if not the Swingline Lender) will promptly advise the Swingline Lender of any such notice received from the Company. The Swingline Lender shall make each Swingline Loan available to the Company by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

          (c) The Swingline Lender may by notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or reduction or termination of the Total Commitment, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Company (or other party on behalf of the Company) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company of any default in the payment thereof.
          SECTION 2.05 Letters of Credit.
          (a) General. Subject to the terms and conditions set forth herein and on the condition that the LC Exposure shall never exceed $100,000,000 in the aggregate, nor (unless it agrees otherwise in writing) $50,000,000 for a single Issuing Bank, the Company may request the issuance of Letters of Credit from an Issuing Bank for its own account individually or for its own account and that of any Subsidiary as co-applicants, in a form reasonably acceptable to the Administrative Agent and such Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Application or other agreement submitted by the Company to, or entered into by the Company with, any Issuing Bank thereof relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the designated Issuing Bank) to the designated

Issuing Bank and the Administrative Agent (not less than five (5) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice (a “Letter of Credit Request”) requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with Section 2.05(c)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank that has been requested to issue such Letter of Credit, the Company also shall submit a letter of credit application on such Issuing Bank’s standard form (an “Application”) in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed $100,000,000 and (ii) the sum of the total Credit Exposures at any time shall not exceed the Total Commitment. Upon the issuance, amendment, renewal or extension of each Letter of Credit, the Issuing Bank that has issued such Letter of Credit will notify the Administrative Agent, who, in turn, will notify the Lenders, of the amount and type of such Letter of Credit that is issued, amended, renewed or extended pursuant to this Agreement.
          (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after the date of such renewal or extension), and (ii) the date that is five Business Days prior to the Stated Maturity Date.
          (d) Participations. By the issuance of each other Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Banks or the Lenders, the Issuing Bank that has issued such Letter of Credit hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Company on the date due as provided in Section 2.05(e), or of any reimbursement payment required to be refunded to the Company for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or an Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, setoff, abatement, withholding or reduction whatsoever.
          (e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon,

New York City time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Company receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time on the day of receipt; provided that if the Company fails to make such payment when due, then, upon demand by such Issuing Bank sent to the Administrative Agent and each Lender before 1:00 p.m., New York City time, each Lender shall pursuant to Section 2.06 on the same day make available to the Administrative Agent for delivery to such Issuing Bank, immediately available funds in an amount equal to such Lender’s Applicable Percentage of the amount of such payment by such Issuing Bank, and the funding of such amount shall be treated as the funding of an ABR Loan by such Lender to the Company. Notwithstanding anything herein or in any other Loan Document to the contrary, the funding obligations of the Lenders set forth in this Section 2.05(e) shall be binding regardless of whether or not a Default or an Event of Default shall exist or the other conditions precedent in Article III are satisfied at such time. If and to the extent any Lender fails to effect any payment due from it under this Section 2.05(e) to the Administrative Agent, then interest shall accrue on the obligation of such Lender to make such payment from the date such payment became due to the date such obligation is paid in full at a rate per annum equal to the Federal Funds Effective Rate. The failure of any Lender to pay its Applicable Percentage of any payment under any Letter of Credit shall not relieve any other Lender of its obligation hereunder to pay to the Administrative Agent its Applicable Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Lender shall be responsible for the failure of any other Lender to pay to the Administrative Agent such other Lender’s Applicable Percentage of any such payment.
          (f) Obligations Absolute. The Company’s obligation to reimburse LC Disbursements as provided in Section 2.05(e) shall, to the extent permitted by law, be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:
     (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, or any term or provision herein or therein;
     (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit, this Agreement or any other Loan Document;
     (iii) the existence of any claim, setoff, defense or other right that the Company, or any Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, any Issuing Bank, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement or any other related or unrelated agreement or transaction;

     (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;
     (v) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and
     (vi) any other act or omission to act or delay of any kind of the Issuing Banks, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of the Company’s obligations hereunder.
Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder, including any of the circumstances specified in clauses (i) through (vi) above, as well as any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by such Issuing Bank’s failure to exercise the agreed standard of care (as set forth below) in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that each Issuing Bank shall have exercised the agreed standard of care in the absence of gross negligence, willful misconduct or unlawful conduct on the part of such Issuing Bank. Without limiting the generality of the foregoing, it is understood that each Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit; provided that each Issuing Bank shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit.
          (g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by it. Each Issuing Bank shall promptly notify the Administrative Agent and the Company, which notification may be made by telephone if confirmed by telecopy, of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

          (h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date specified in Section 2.05(e), the unpaid amount thereof shall bear interest, for each day from the date such LC Disbursement is made to the date that the Company reimburses such LC Disbursement (or all Lenders make the payments to the Administrative Agent contemplated by Section 2.05(e) and treated pursuant to said Section as constituting the funding of ABR Loans), at the rate per annum then applicable to ABR Committed Loans.
          (i) Cash Collateralization. If (i) any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 51% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, (ii) a Change in Control shall occur, or (iii) any Letter of Credit remains outstanding on the Stated Maturity Date, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (g) or (h) of Section 7.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Company under this Agreement and the other Loan Documents as provided in this clause. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits (which investments shall be made at the option and sole discretion of the Administrative Agent, but only in investments rated at least AA (or equivalent) by at least one nationally recognized rating agency, if such deposit has been made by reason of a Change in Control having occurred, and in any event at the Company’s risk and expense) such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account and may, subject to the immediately preceding sentence be reinvested from time to time. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 51% of the total LC Exposure), be applied to satisfy other obligations of the Company under this Agreement and the other Loan Documents. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived.
          SECTION 2.06 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Company hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each Borrowing requested pursuant to this

Section 2.06 in immediately available funds by crediting or wiring such proceeds to the deposit account of the Company most recently identified in a writing delivered by the Company to the Administrative Agent or otherwise agreed upon by the Company and the Administrative Agent from time to time; provided that (i) ABR Committed Loans made to finance the reimbursement of an LC Disbursement as provided in Sections 2.05(d) and (e) shall be remitted by the Administrative Agent to the Issuing Bank that has made such LC Disbursement and (ii) ABR Committed Loans made to finance the reimbursement of a Swingline Loan as provided in Section 2.04 shall be remitted by the Administrative Agent to the Swingline Lender.
          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or prior to 12:00 noon, New York City time, on such date in the case of an ABR Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06(a) and may (but shall not be obligated to), in reliance upon such assumption, make available to the Company a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Company severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from the date such amount is made available to the Company to the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Company, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
          SECTION 2.07 Interest Elections. (a) Subject to Section 2.13, each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, subject to Section 2.13, the Company may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Company may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.07 shall not apply to Swingline Borrowings, which may not be converted or continued.
          (b) To make an election pursuant to this Section 2.07, the Company shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Company were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or electronic mail delivery, in PDF form, to the Administrative Agent of a written Interest Election Request signed by an Authorized Officer in the form of Exhibit 2.07 (an “Interest Election Request”).
          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
     (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
          If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Company shall be deemed to have selected an Interest Period of one month’s duration.
          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (e) If the Company fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if and so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
          SECTION 2.08 Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.
          (b) The Company may at any time terminate, or from time to time reduce, the Total Commitment, in whole or in part; provided that (i) each partial reduction of the Total Commitment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the sum of the total Credit Exposures would exceed the Total Commitment.
          (c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Total Commitment under Section 2.08(b) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section 2.08 shall be irrevocable; provided that a notice of termination of the Total Commitment delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Total Commitment shall be permanent. Each reduction of the Total Commitment shall be made ratably among the Lenders in accordance with their respective Commitments.
          (d) The Total Commitment shall automatically terminate on the date a Change in Control occurs.
          SECTION 2.09 Repayment of Loans; Evidence of Debt. (a) The Company hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Committed Loan on the Maturity Date, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the date that is seven (7) days after the funding thereof by the Swingline Lender. In addition, if the sum of the total Credit Exposures exceeds the Total Commitment, the Company shall pay to the Administrative Agent for the account of each Lender an aggregate principal amount of Committed Loans sufficient to cause the sum of the total Credit Exposures not to exceed the Total Commitment; provided, however, if the repayment of the outstanding Committed Loans does not cause the total Credit Exposures to be equal to or less than the Total Commitment, the Company shall deposit in an account with the Administrative Agent in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the amount by which the sum of the total Credit Exposures exceeds the Total Commitment, which cash deposit shall be held by the Administrative Agent for the payment of the Obligations of the Company under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account other than any interest earned on the investment of such deposit (which investments shall be made at the option and sole discretion of the Administrative Agent, but only in investments rated at least AA (or equivalent) by at least one nationally recognized rating agency, unless an Event of Default shall have occurred and be continuing, and in any event at the Company’s risk and expense). Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse such Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time, or if the maturity of the Loans has been accelerated (but subject to the consent of the Lenders with LC Exposure representing greater than 51% of the total LC Exposure), be applied to satisfy other obligations of the Company under this Agreement and the other Loan Documents. At any time when the sum of the total Credit Exposures does not exceed the Total Commitment and so long as no Default or Event of Default shall then exist, upon the request of the Company the amount of such deposit (to the extent not applied as aforesaid) shall be returned to the Company within three (3) Business Days after receipt of such request.
          (b) On the date that a Change in Control occurs, the Company shall repay the outstanding principal amount of the Loans and all other amounts outstanding hereunder and under the other Loan Documents and shall comply with the provisions of Section 2.05(i).

          (c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (e) The entries made in the accounts maintained pursuant to Section 2.09(c) or (d) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error or conflict therein shall not in any manner affect the obligation of the Company to repay the Loans in accordance with the terms of this Agreement.
          (f) Any Lender may request that Loans made by it be evidenced by a Committed Note. In such event, the Company shall prepare, execute and deliver to such Lender a Committed Note. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.05) be represented by one or more promissory notes in such forms payable to the order of the payee named therein.
          SECTION 2.10 Prepayment of Loans. (a) The Company shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 2.10(b) hereof.
          (b) The Company shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy in the form of Exhibit 2.10 (a “Notice of Prepayment”)) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, Type and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Each partial prepayment shall be in an aggregate amount not less than, and shall be an integral multiple of, the amounts shown below with respect to the applicable Type of Loan or Borrowing:

Type of	Integral	Minimum
Loan/Borrowing	Multiple of	Aggregate Amount
Eurodollar Borrowing	$1,000,000	$3,000,000
ABR Borrowing	1,000,000	1,000,000
Swingline Loan	100,000	1,000,000
Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. If the Company fails to designate the Type of Borrowings to be prepaid, partial prepayments shall be applied first to the outstanding ABR Borrowings until all such outstanding principal of ABR Borrowings are repaid in full, and then to the outstanding principal amount of Eurodollar Borrowings. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.
          SECTION 2.11 Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Commitment Fee”), which shall accrue at the Applicable Commitment Fee Rate on the daily undrawn amount of the Commitment of such Lender during the period from the date of this Agreement to the date on which such Commitment terminates. Accrued Commitment Fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the Commitments terminate and the date the Loans are paid in full, commencing on the first such date to occur after the date hereof. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (b) The Company agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable LIBOR Rate Margin on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank, for its own account, a fronting fee equal to 0.175% of the stated amount of each Letter of Credit upon its issuance. The Company also agrees to pay each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued by it or the processing of drawings thereunder. Accrued participation fees and fronting fees shall be payable in arrears on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

          (c) The Company agrees to pay to the Administrative Agent and Barclays, for their own accounts, fees payable in the amounts and at the times specified in that letter agreement dated as of September 28, 2009 among the Company, RBS, RBSI, Barclays and Barclays Capital (as from time to time amended, the “Fee Letter”).
          (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to each Issuing Bank, in the case of fees payable to it) (for distribution, in the case of Commitment Fees, to the Lenders). Except as required by law, fees paid shall not be refundable under any circumstances.
          SECTION 2.12 Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Base Rate Margin.
          (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable LIBOR Rate Margin.
          (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Company hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the Alternate Base Rate.
          (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.12(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iv) all accrued interest shall be payable upon termination of the Total Commitment.
          (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBOR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
          SECTION 2.13 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

          (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period; or
          (b) the Administrative Agent is advised by the Required Lenders that the LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.
          SECTION 2.14 Increased Costs. (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the LIBOR Rate) or any Issuing Bank; or
     (ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or any Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or any Issuing Bank hereunder (whether of principal, interest or otherwise), then the Company will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
          (b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
          (c) A certificate of a Lender or any Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or any Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.14 shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
          (d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or any Issuing Bank pursuant to this Section 2.14 for any increased costs or reductions incurred more than six months prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.
          SECTION 2.15 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow (unless such failure was caused by the failure of a Lender to make such Loan), convert, continue or prepay any Eurodollar Loan, or the failure to convert an ABR Loan to a Eurodollar Loan, on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.08 and is revoked in accordance herewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.18, then, in any such event, the Company shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the LIBOR Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for dollar deposits from other banks in the Eurodollar market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such

Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
          SECTION 2.16 Taxes. (a) Any and all payments by or on account of any obligation of the Company hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Company shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Company shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Company shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16(c)) paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Company to a Governmental Authority, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Company is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Company, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.
          (f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Company (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section 2.16 with respect to the Taxes and Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Company, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Company or any other Person.
          SECTION 2.17 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Company shall make each payment required to be made by the Company hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or under Section 2.14, 2.15, or 2.16, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its Principal Office, except payments to be made directly to an Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars. If a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
          (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
          (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Committed Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Committed Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Committed Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company in the amount of such participation.
          (d) Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Company has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from the date such amount is distributed to it to the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.
          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(b) or 2.17(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Banks to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its reasonable discretion.
          SECTION 2.18 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.
          (b) If any Lender requests compensation under Section 2.14, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender becomes a Defaulting

Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the Issuing Banks and Swingline Lender), which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
          SECTION 2.19 Telephonic Notices. Without in any way limiting the obligation of the Company to confirm in writing any telephonic notice it is entitled to give under this Agreement or any other Loan Document, the Administrative Agent may act without liability upon the basis of a telephonic notice believed in good faith by the Administrative Agent to be from the Company prior to receipt of written confirmation. In each such case, the Company hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice.
          SECTION 2.20 Intentionally Deleted.
          SECTION 2.21 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
          (a) Commitment Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.11(a) if such Lender is a Defaulting Lender pursuant to (a) or (b) of the definition thereof;
          (b) in the event that such Defaulting Lender shall fail to respond to any request for any waiver, consent, amendment or modification requested hereunder within twenty (20) days of written request from the Administrative Agent, such Defaulting Lender shall be deemed to have consented or agreed to such requested waiver, consent amendment or modification, as the case may be, for purposes of determining whether all Lenders or the Required Lenders have taken or may take any action hereunder provided the foregoing shall not apply with respect to amendments or waivers pursuant to Section 9.02(b)(i), 9.02(b)(ii), or 9.02(b)(iv);
          (c) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

     (i) all or any part of such Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that as a result thereof (x) the sum of all Non-Defaulting Lenders’ Credit Exposure plus such Defaulting Lender’s Swingline Exposure and LC Exposure would not exceed the Non-Defaulting Lenders’ Commitments, (y) the sum of each Non-Defaulting Lender’s Credit Exposure plus such Non-Defaulting Lender’s share under this clause (i) of such Defaulting Lender’s Swingline Exposure and LC Exposure would not exceed such Non-Defaulting Lender’s Commitment and (z) the conditions set forth in Section 3.02 are satisfied at such time; and
     (ii) if the reallocation described in clause (i) above cannot, or can only partially, be affected, the Company shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(i) for so long as such LC Exposure are outstanding;
     (iii) if the Company cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 2.21(c), the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11 with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure are cash collateralized; and
     (iv) if the LC Exposure of the Non-Defaulting Lenders are reallocated pursuant to this Section 2.21(c), then the fees payable to the Lenders pursuant to Section 2.11 shall be adjusted to give effect to such reallocations in accordance with such Non-Defaulting Lenders’ Applicable Percentages;
          (d) so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateralized in accordance with this Section 2.21 (and, if applicable, Section 2.05(i), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and Defaulting Lenders shall not participate therein); and
          (e) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.17 but excluding Section 2.18(b) shall, in lieu of being distributed to such Defaulting Lender, subject to any applicable Requirement of Law, be applied (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts then owing by such Defaulting Lender to the Issuing Banks hereunder, and

(iii) third, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.
In the event that the Administrative Agent, the Company, the Issuing Banks and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Credit Exposure of the Lenders shall be readjusted and reallocated to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans and participations in Letters of Credit of the other Lenders other than Swingline Loans as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans and participations in Letters of Credit in accordance with its Applicable Percentage after giving effect to such reallocation; provided that notwithstanding the foregoing, the Company must comply with Sections 2.05(i) and 2.09.
ARTICLE III.
CONDITIONS PRECEDENT
          SECTION 3.01 Conditions Precedent to the Initial Credit Event. The obligations of the Lenders to make Loans hereunder or the obligation of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied or waived in accordance with Section 9.02:
          (a) The Administrative Agent shall have received the following, and unless otherwise indicated below, each dated the Effective Date:
     (i) this Agreement executed by each party hereto, dated the Execution Date to be effective on the Effective Date;
     (ii) the KMEP Guaranty executed by KMEP, dated the Execution Date to be effective on the Effective Date;
     (iii) the ETP Guaranty executed by ETP, dated the Execution Date to be effective on the Effective Date;
     (iv) if requested by any Lender, a Committed Note executed by the Company and payable to the order of such Lender;
     (v) a certificate of an officer and of the secretary or an assistant secretary of the Company, certifying, inter alia (A) true and complete copies of each of the certificate of formation and the limited liability company agreement of the Company, each as amended and in effect, and the resolutions adopted by the Board of Managers of the Company (1) authorizing the execution, delivery and performance by the Company of this Agreement and the other Loan Documents and, the Borrowings to be made and the Letters of Credit to be issued hereunder, (2) approving the forms of the Loan Documents which will be delivered at or prior to the initial Borrowing Date and (3) authorizing officers of the Company (“Authorized Officers”) to execute and deliver the Loan Documents and any related documents, including any agreement contemplated by this Agreement, (B)

the incumbency and specimen signatures of the officers of the Company executing any documents on its behalf and (C) (1) that the representations and warranties made by the Company in each Loan Document to which it is a party and which will be delivered at or prior to the initial Borrowing Date are true and correct in all material respects, (2) the absence of any proceedings for the dissolution or liquidation of the Company and (3) the absence of the occurrence and continuance of any Default or Event of Default with respect to the Company;
     (vi) a certificate of an officer and of the secretary or an assistant secretary of the KMEP Delegate, certifying, inter alia (A) true and complete copies of each of certificate of formation and limited liability company agreement of the KMEP Delegate, the certificate of incorporation and the bylaws, of the KMEP General Partner, the certificate of limited partnership and the limited partnership agreement of KMEP, each as amended and in effect, and the resolutions adopted by the KMEP Delegate (1) authorizing the execution, delivery and performance by KMEP of the KMEP Guaranty, (2) approving the forms of the KMEP Guaranty, and (3) authorizing officers of KMEP to execute and deliver the KMEP Guaranty and any related documents, including any agreement contemplated by this Agreement, (B) the incumbency and specimen signatures of the officers of KMEP executing any documents on its behalf and (C) (1) that the representations and warranties made by KMEP in the KMEP Guaranty are true and correct in all material respects, (2) the absence of any proceedings for the dissolution or liquidation of KMEP and (3) the absence of the occurrence and continuance of any Default or Event of Default with respect to KMEP or any of its Subsidiaries;
     (vii) a certificate of an officer and of the secretary or an assistant secretary of ETP, certifying, inter alia (A) true and complete copies of each of the certificate of limited partnership and the limited partnership agreement of ETP, each as amended and in effect, and the resolutions adopted by the ETP General Partner (1) determining that the Company is an entity in which ETP holds a substantial interest and authorizing the execution, delivery and performance by ETP of the ETP Guaranty and (2) authorizing officers of ETP to execute and deliver the ETP Guaranty and any related documents, including any agreement contemplated by this Agreement, (B) the incumbency and specimen signatures of the officers of ETP executing any documents on its behalf and (C) (1) that the representations and warranties made by ETP in the ETP Guaranty are true and correct in all material respects, (2) the absence of any proceedings for the dissolution or liquidation of ETP and (3) the absence of the occurrence and continuance of any Default or Event of Default with respect to ETP or any of its Subsidiaries;
     (viii) a favorable, signed opinion addressed to the Administrative Agent and the Lenders from each of (A) Tom Mason, General Counsel of ETP, and (B) Vinson & Elkins LLP, counsel to the Company and ETP, given upon the express instruction of the Company and ETP;

     (ix) a favorable, signed opinion addressed to the Administrative Agent and the Lenders from Bracewell & Giuliani LLP, counsel to KMEP, the KMEP General Partner and the KMEP Delegate, given upon the express instruction of KMEP, the KMEP General Partner and the KMEP Delegate; and
     (x) certificates of appropriate public officials as to the existence, good standing and qualification to do business as a foreign entity of the Company, KMEP, the KMEP General Partner and ETP in the States of Texas and Delaware and certificates of appropriate public officials as to existence and good standing of the KMEP Delegate in the State of Delaware.
          (b) The Administrative Agent shall have received (i) audited financial statements for KMEP and its subsidiaries and ETP and its subsidiaries for the period ended December 31, 2008 and (ii) unaudited financial statements for each Guarantor and its subsidiaries for the most recently ended quarterly period if such financial statements have been filed with the SEC.
          (c) The Administrative Agent shall be reasonably satisfied that all required consents and approvals of any Governmental Authority and any other Person in connection with the transactions contemplated by this Section 3.01 shall have been obtained and remain in effect (except where the failure to obtain such approvals would not have a Material Adverse Effect).
          (d) Each Lender shall have received all documentation and other information reasonably requested by it, through the Administrative Agent, in order to enable compliance with the applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the information described in Section 9.15.
          (e) The Company shall have paid to RBS, RBSI and Barclays all fees and expenses (including but not limited to arrangement and upfront fees) pursuant to the Fee Letter agreed upon by such parties to be paid on or prior to the Execution Date.
          (f) The Company shall have paid to Andrews Kurth LLP pursuant to Section 9.03 all reasonable fees and disbursements invoiced to the Company on or prior to the Execution Date.
          SECTION 3.02 Conditions Precedent to All Credit Events. Except with respect to Committed Loans made by the Lenders pursuant to Section 2.05(e), the obligation of the Lenders to make any Loans or to issue or extend any Letter of Credit under this Agreement (including any Loan made or Letter of Credit issued on the initial Borrowing Date) is subject to the further conditions precedent that on the date of such Credit Event:
          (a) The conditions precedent set forth in Section 3.01 shall have theretofore been satisfied;
          (b) The representations and warranties set forth in (i) Article IV of this Agreement (other than the representation set forth in Section 4.07), (ii)  Article III of the KMEP Guaranty (other than any such representation as to the absence of a material adverse change) and the ETP Guaranty (other than any such representation as to the absence of a material adverse change, in each case, and (iii) an Other Guaranty Agreement (as defined in the Guaranty) shall, in each case, be true and correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties shall be true and correct in all respects) as of, and as if such representations and warranties were made on, the Borrowing Date of the proposed Loan or issuance of the proposed Letter of Credit, as the case may be (unless such representation and warranty expressly relates to an earlier date in which case they are true and correct as of such earlier date), and by the Company’s delivery of a Borrowing Request, the Company and each Guarantor shall be deemed to have certified to the Administrative Agent and the Lenders that such representations and warranties are true and correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties shall be true and correct in all respects);
          (c) The Company shall have complied with the provisions of Section 2.03 or Section 2.04, as the case may be; and
          (d) No Default or Event of Default shall have occurred and be continuing or would result from such Credit Event.
          The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Company to each of the Lenders that all of the conditions specified in this Section 3.02 above exist as of that time.
          SECTION 3.03 Conditions Precedent to Conversions. The obligation of the Lenders to convert or continue any existing Borrowing into or as a Eurodollar Borrowing is subject to the condition precedent that on the date of such conversion or continuation no Default or Event of Default shall have occurred and be continuing or would result from the making of such conversion. The acceptance of the benefits of each such conversion or continuation shall constitute a representation and warranty by the Company to each of the Lenders that no Default or Event of Default shall have occurred and be continuing or would result from the making of such conversion or continuation.
          SECTION 3.04 Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and, except for any Notes, in sufficient counterparts or copies for each of the Lenders and shall be satisfactory in form and substance to the Lenders.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
          The Company makes the following representations and warranties to the Administrative Agent and the Lenders:
          SECTION 4.01 Organization and Qualification. The Company and each of the Subsidiaries (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the laws of the state of its incorporation, organization or formation, (b) has all requisite corporate, partnership, limited liability company or other power and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and (c) is duly qualified to do business and is in good standing in every jurisdiction in which the failure to be so qualified would, individually or together with all such other failures of the Company and the Subsidiaries, have a Material Adverse Effect. As of the date of this Agreement, the Persons and other entities shown on Schedule 4.01 are all of the Subsidiaries of the Company, and such Schedule 4.01 (x) accurately reflects the direct owner of the Capital Stock of each such Subsidiary owned by such direct owner, (y) accurately identifies such Subsidiaries and (z) accurately sets forth the jurisdictions of their respective incorporation, organization or formation, as the case may be.
          SECTION 4.02 Authorization, Validity, Etc. The Company has all requisite limited liability company and other power and authority to execute and deliver, and to incur and perform its obligations under this Agreement and under the other Loan Documents to which it is a party and to make the Borrowings and obtain the issuance of the Letters of Credit hereunder, and all such actions have been duly authorized by all necessary proceedings on its behalf. This Agreement and the other Loan Documents have been duly and validly executed and delivered by or on behalf of the Company and constitute valid and legally binding agreements of the Company enforceable against the Company in accordance with the respective terms thereof, except (a) as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, fraudulent conveyance or other similar laws relating to or affecting the enforcement of creditors’ rights generally, and by general principles of equity (including principles of good faith, reasonableness, materiality and fair dealing) which may, among other things, limit the right to obtain equitable remedies (regardless of whether considered in a proceeding in equity or at law) and (b) as to the enforceability of provisions for indemnification for violation of applicable securities laws, limitations thereon arising as a matter of law or public policy.
          SECTION 4.03 Governmental Consents, Etc. No authorization, consent, approval, license or exemption of or registration, declaration or filing with any Governmental Authority, is necessary for the valid execution and delivery of, or the incurrence and performance by the Company of its obligations under, any Loan Document to which it is a party, except those that have been obtained and such matters relating to performance as would ordinarily be done in the ordinary course of business after the Execution Date.
          SECTION 4.04 No Breach or Violation of Agreements or Restrictions, Etc. Neither the execution and delivery of, nor the incurrence and performance by the Company of its obligations under, the Loan Documents to which it is a party, nor the extensions of credit contemplated by the Loan Documents, will (a) breach or violate any applicable Requirement of Law, (b) result in any breach or violation of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of its property or assets (other than Liens created or contemplated by this Agreement) pursuant to the terms of, any indenture, mortgage, deed of trust, agreement or other instrument to which it or any of the Subsidiaries is party or by which any of its properties or assets, or those of any of the Subsidiaries is bound or to which it is subject, except for breaches, violations and defaults under clauses (a) and (b) that neither individually nor in the aggregate could reasonably be expected to result in a Material Adverse Effect, or (c) violate any provision of the organic documents of the Company.

          SECTION 4.05 Properties. Each of the Company and the Subsidiaries has good title to, or valid leasehold or other interests in, all its real and personal property material to its business, except for Liens permitted under Section 6.01.
          SECTION 4.06 Litigation and Environmental Matters. (a)  Except as described in the most recent Annual Report on Form 10K delivered by KMEP and ETP to the Lenders, there is no action, suit or proceeding by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or (ii) that involves this Agreement or the Transactions.
          (b) In the ordinary course of its business, the Company conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Company and the Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including any capital or operating expenditures required for clean-up or closure of properties currently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Materials, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Company has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to result in a Material Adverse Effect.
          SECTION 4.07 Material Adverse Change. Since December 31, 2008, there has been no material adverse change in the business, assets, liabilities or financial condition of the Company and the Subsidiaries, in each case, taken as a whole.
          SECTION 4.08 Disclosure. All information heretofore furnished by the Company to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Company to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is stated or certified. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Company to the Administrative Agent or any Lender in connection with the syndication or negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
          SECTION 4.09 Investment Company Act. Neither the Company nor any of the Subsidiaries is, or is regulated as, an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

          SECTION 4.10 ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA, which waiver, failure or liability could reasonably be expected to result in a Material Adverse Effect.
          SECTION 4.11 Tax Returns and Payments. The Company and the Subsidiaries have caused to be filed all federal income tax returns and other material tax returns, statements and reports (or obtained extensions with respect thereto) which are required to be filed and have paid or deposited or made adequate provision in accordance with GAAP for the payment of all taxes (including estimated taxes shown on such returns, statements and reports) which are shown to be due pursuant to such returns, except for taxes being contested in good faith by appropriate proceedings for which adequate reserves in accordance with GAAP have been created on the books of the Company and the Subsidiaries and where the failure to pay such taxes (individually or in the aggregate for the Company and the Subsidiaries) would not have a Material Adverse Effect.
          SECTION 4.12 Compliance with Laws and Agreements. Each of the Company and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate for the Company and the Subsidiaries, could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 4.13 Purpose of Loans and Letters of Credit. (a) All proceeds of the Letters of Credit will be used for the purposes set forth in Section 5.07.
          (b) None of the proceeds of the Loans made, nor Letters of Credit issued, under this Agreement will be, used directly or indirectly for the purpose of buying or carrying any “margin stock” within the meaning of Regulation U (herein called “margin stock”) or for the purpose of reducing or retiring any indebtedness which was originally incurred to buy or carry any margin stock, or for any other purpose which might constitute this transaction a “purpose” credit within the meaning of Regulation T, U or X. Neither the Company nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or any other Loan Document to violate Regulation T, Regulation U, Regulation X, or any other regulation of the Board or to violate the Exchange Act. Margin stock does not constitute more than 25% of the assets of the Company or of the Company and the Subsidiaries on a consolidated basis, and the Company does not intend or foresee that it will ever do so.

          SECTION 4.14 Foreign Assets Control Regulations, etc.
          (a) None of the proceeds of the Loans made, nor Letters of Credit issued, under this Agreement will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.
          (b) Neither the Company nor any Subsidiary (i) is, or will become, a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any such Person. The Company and the Subsidiaries are in compliance, in all material respects, with the Patriot Act.
          (c) None of the proceeds of the Loans made, nor Letters of Credit issued, under this Agreement will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company or one of the Subsidiaries.
ARTICLE V.
AFFIRMATIVE COVENANTS
          Until the Commitments have expired or been terminated and the principal of and interest on the Loans and all fees payable hereunder shall have been indefeasibly paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:
          SECTION 5.01 Financial Statements; Information. The Company will furnish to the Administrative Agent, who will promptly furnish to each Lender:
          (a) within sixty (60) days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year):
     (i) an unaudited consolidated balance sheet of the Company and the Subsidiaries as at the end of such quarter, and
     (ii) unaudited consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and the Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by the Treasurer as fairly presenting, in all material respects the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments,

          (b) within ninety (90) days after the end of each fiscal year of the Company:
     (i) an unaudited consolidated balance sheet of the Company and the Subsidiaries as at the end of such year, and
     (ii) unaudited consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and the Subsidiaries, for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by the Treasurer as fairly presenting, in all material respects the financial position of the companies being reported on and their results of operations and cash flows.
          (c) prompt notice of the following:
     (i) the occurrence of any Default or Event of Default with respect to the Company, ETP or any of their respective Subsidiaries or, to its knowledge, KMEP or any of its Subsidiaries or any Change in Control Event and
     (ii) any development that results in, or could reasonably be expected to result in, a Material Adverse Effect;
(each notice delivered under this Section 5.01(c) to be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto);
          (d) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) (other than such event as to which the 30-day notice requirement is waived) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Company setting forth details as to such occurrence and action, if any, which the Company or applicable member of the ERISA Group is required or proposes to take; and

          (e) from time to time such other information regarding the business, affairs or financial condition of the Company or any Subsidiary as the Required Lenders or the Administrative Agent may reasonably request.
          SECTION 5.02 Existence, Conduct of Business. The Company will, and will cause each of the Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.05.
          SECTION 5.03 Payment of Obligations. The Company will, and will cause each of the Subsidiaries to, pay, before the same shall become delinquent or in default, its obligations, including tax liabilities, that, if not paid, could result in a Material Adverse Effect, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 5.04 Maintenance of Properties; Insurance. (a) The Company will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.
          (b) The Company will maintain or cause to be maintained with, in the good faith judgment of the Company, financially sound and reputable insurers, or through self-insurance, insurance with respect to its properties and business and the properties and businesses of the Subsidiaries against loss or damage of the kinds customarily insured against by business enterprises of established reputation engaged in the same or similar business and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations. Such insurance may include self-insurance or be subject to co-insurance, deductibility or similar clauses which, in effect, result in self-insurance of certain losses, provided that such self-insurance is in accord with the approved practices of business enterprises of established reputation similarly situated and adequate insurance reserves are maintained in connection with such self-insurance, and, notwithstanding the foregoing provisions of this Section 5.04 the Company or any Subsidiary may effect workers’ compensation or similar insurance in respect of operations in any state or other jurisdiction either through an insurance fund operated by such state or other jurisdiction or by causing to be maintained a system or systems of self-insurance in accord with applicable laws.
          SECTION 5.05 Books and Records; Inspection Rights. The Company will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice during normal business hours, to visit and inspect its properties, to examine and make extracts from its books and records (subject to compliance with confidentiality agreements and applicable copyright law), and to discuss its affairs, finances and condition with its officers and independent accountants, all at such times, and as often, as reasonably requested.

          SECTION 5.06 Compliance with Laws. The Company will, and will cause each of the Subsidiaries to, comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 5.07 Use of Proceeds. The proceeds of the Loans and Letters of Credit will be used only for (a) the construction of a natural gas pipeline, (b) the payment of related expenses and (c) other limited liability company purposes.
ARTICLE VI.
NEGATIVE COVENANTS
          Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been indefeasibly paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:
          SECTION 6.01 Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except Permitted Encumbrances and liens created pursuant to Section 2.05(i).
          SECTION 6.02 Indebtedness. The Company will not, and will not permit any of the Subsidiaries to, create, incur, assume or permit to exist any Indebtedness except
          (a) Indebtedness pursuant to this Agreement;
          (b) unsecured Indebtedness;
          (c) Indebtedness in respect of Hedging Agreements entered into the ordinary course of business and not for speculation; and
          (d) Capital Lease Obligations, together with extensions, renewals and refinancings thereof, in an aggregate principal amount not to exceed $20,000,000 at any one time outstanding.
          SECTION 6.03 Transactions with Affiliates. The Company will not, and will not permit any of the Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties and (b) transaction between or among the Company and wholly-owned Subsidiaries not involving any other Affiliate.
          SECTION 6.04 Restrictive Agreements. The Company will not, and will not permit any of the Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Capital Stock or to make or repay loans or advances to the Company or any other such Subsidiary, provided that the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement.
          SECTION 6.05 Fundamental Changes. The Company will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all (or substantially all) of its assets, or all or substantially all of the stock of or other equity interest in any of the Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, unless: (a) at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing; and (b) the Company is the surviving entity or the recipient of any such sale, transfer, lease or other disposition of assets, provided, that no such merger, consolidation, sale, transfer, lease or other disposition shall have the effect of releasing the Company from any of the Obligations.
ARTICLE VII.
EVENTS OF DEFAULT
          SECTION 7.01 Events of Default and Remedies. If any of the following events (“Events of Default”) shall occur and be continuing:
          (a) the principal of any Loan or any reimbursement obligation in respect of any LC Disbursement shall not be paid when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise;
          (b) any interest or any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document shall not be paid, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;
          (c) any representation or warranty made herein or by any Credit Party in any Loan Document or in any document, certificate or financial statement delivered in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed made or reaffirmed, as the case may be;
          (d) (i) the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01(c)(i), 5.02 (with respect to the Company’s existence) or 5.07 or in Article VI; (ii) ETP shall fail to observe or perform any covenant contained in Section 6.03 of the ETP Credit Agreement as incorporated by reference into the ETP Guaranty or contained in Article VII of the ETP Credit Agreement as incorporated by reference into Article V of the ETP Guaranty; (iii) KMEP shall fail to observe any covenant contained in Article VI of the KMEP Credit Agreement as incorporated by reference into Article V of the KMEP Guaranty; or (iv) any other Guarantor shall fail to observe or perform any negative covenant contained in its Guaranty (by incorporation or otherwise),

          (e) any Credit Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document to which it is a party (other than those specified in Section 7.01(a), Section 7.01(b) or Section 7.01(d)) and, in any event, such failure shall remain unremedied for thirty (30) calendar days after the earlier of (i) notice of such failure shall have been given to such Credit Party by the Administrative Agent or any Lender or, (ii) a Responsible Officer of such Credit Party becomes aware of such failure;
          (f) other than as specified in Section 7.01(a) or (b), (i) any Credit Party or any of its Subsidiaries fails to make (whether as primary obligor or as guarantor or other surety) any payment of principal of, or interest or premium, if any, on any item or items of Indebtedness (other than as specified in Section 7.01(a), Section 7.01(b) or in any Guaranty) and any payment in respect of any Hedging Agreement beyond any period of grace provided with respect thereto (not to exceed thirty (30) days); provided that the aggregate outstanding principal amount of all Indebtedness including payment obligations in respect of all Hedging Agreements as to which such a payment default shall occur and be continuing is equal to or exceeds the Threshold Amount for such Credit Party, or (ii) any Credit Party or any of its Subsidiaries fails to duly observe, perform or comply with any agreement with any Person or any term or condition of any instrument, or any event or condition specified in any such agreement or instrument shall occur and be continuing, if such failure, event or condition, either individually or in the aggregate, shall have resulted in the acceleration of the payment of Indebtedness with an aggregate face amount which is equal to or exceeds the Threshold Amount for such Credit Party; provided that this Section 7.01(f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, so long as such Indebtedness is paid in full when due;
          (g) an involuntary case shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Party or any of its Material Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or any of its Material Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
          (h) any Credit Party or any of its Material Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, winding-up, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 7.01(g), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Credit Party or any such Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
          (i) any Credit Party or any of its Material Subsidiaries shall become unable, admit in writing or fail generally to pay its debts as they become due;

          (j) one or more judgments for the payment of money in an aggregate amount in excess of its Threshold Amount shall be rendered against any Credit Party, any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Credit Party or any of its Subsidiaries to enforce any such judgment;
          (k) any member of the ERISA Group of which any Credit Party or any of its Subsidiaries is a part shall fail to pay when due an amount which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Plan shall be filed under Title IV of ERISA by any member of such ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of such ERISA Group to incur a current payment obligation; and in each of the foregoing instances such condition could reasonably be expected to result in a Material Adverse Effect;
          (l) any Credit Party or any Affiliate of any Credit Party shall petition or apply for or obtain any order restricting payment by any Issuing Bank under any Letter of Credit or extending such Issuing Bank’s liability under such Letter of Credit beyond the expiration date stated therein or otherwise agreed to by such Issuing Bank; or
          (m) any Loan Document, at any time after its execution and delivery and for any reason other than the agreement or action (or omission to act) of the Lenders or satisfaction in full of all the Obligations ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any material respect; or any Credit Party party thereto denies in writing that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind the same;
then, and in any such event, and at any time thereafter, if any such Event of Default shall then remain uncured in accordance with the terms (including the permitted time periods) of the Guaranties, the Administrative Agent, may, and upon the written request of the Required Lenders shall, by notice (including notice sent by telecopy) to the Credit Parties (a “Notice of Default”) take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or other holder of any of the Obligations to enforce its claims against the Company (provided that, if an Event of Default specified in Section 7.01(g) or Section 7.01(h) shall occur with respect to any Credit Party or any of its Material Subsidiaries, the result of which would occur upon the giving of a Notice of Default as specified in clauses (i), (ii) and (v) below, shall occur automatically without the giving of any Notice of Default): (i) declare the Total Commitment terminated, whereupon the Commitments of the Lenders shall forthwith terminate immediately and any accrued Commitment Fees shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans, and all the other Obligations owing hereunder and under the other Loan Documents, to be, whereupon the same shall become, forthwith due and payable without presentment, demand, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intent to accelerate, declaration or notice of acceleration or any other notice of any kind, all of which are hereby waived; (iii) exercise any rights or remedies under the Loan Documents; (iv) terminate any Letter of Credit which may be terminated in accordance with its terms (whether by the giving of notice to the beneficiary or otherwise); and (v) direct the Company to comply, and the Company agrees that upon receipt of such notice (or upon the occurrence of an Event of Default specified in Section 7.01(g) or Section 7.01(h)) it will comply, with the provisions of Section 2.05(i).
ARTICLE VIII.
THE ADMINISTRATIVE AGENT
          SECTION 8.01 Appointment, Powers and Immunities. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement and such other Loan Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this sentence and in Section 8.05 and the first sentence of Section 8.06 shall include reference to its Affiliates and its Affiliates’ officers, directors, employees, attorneys, accountants, experts and agents): (a) shall have no duties or responsibilities except those expressly set forth in the Loan Documents, and shall not by reason of the Loan Documents be a trustee or fiduciary for any Lender; (b) makes no representation or warranty to any Lender and shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, or for the value, validity, effectiveness, genuineness, execution, legality, enforceability or sufficiency of this Agreement, any other Loan Document or any other document referred to or provided for herein or therein or for any failure by the Company or any other Person (other than the Administrative Agent) to perform any of its obligations hereunder or thereunder or for the existence or value of, or the perfection or priority of any Lien upon, any collateral security or the financial or other condition of the Company, the Subsidiaries or any other obligor or guarantor; (c) except pursuant to Section 8.07 shall not be required to initiate or conduct any litigation or collection proceedings hereunder; and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith including its own ordinary negligence, except for its own gross negligence, willful misconduct or unlawful conduct. The Administrative Agent may employ agents, accountants, attorneys and experts and shall not be responsible for the negligence or misconduct of any such agents, accountants, attorneys or experts selected by it in good faith or any action taken or omitted to be taken in good faith by it in accordance with the advice of such agents, accountants, attorneys or experts. The Administrative Agent may deem and treat the payee named in any Note as the holder thereof for all purposes hereof unless and until a notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent. The Administrative Agent is authorized to release any cash collateral that is permitted to be released pursuant to the terms of this Agreement.
          SECTION 8.02 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopier or electronic communication) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent in good faith.
          SECTION 8.03 Defaults; Events of Default. The Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default (other than the non-payment of principal or interest on the Loans or of fees or the failure to reimburse LC Disbursements) unless the Administrative Agent has received notice from a Lender or the Company specifying such Default or Event of Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default or Event of Default, the Administrative Agent shall give prompt notice thereof to the Lenders. In the event of a payment Default or Event of Default, the Administrative Agent shall give each Lender prompt notice of each such payment Default or Event of Default.
          SECTION 8.04 Rights as a Lender. With respect to its Commitments and the Loans made by it and its issuance, or its participation in the issuance, of each Letter of Credit, RBS (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. RBS (and any successor acting as Administrative Agent) and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Company (and any of its Affiliates) as if it were not acting as the Administrative Agent. RBS and its Affiliates may accept fees and other consideration from the Company for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.
          SECTION 8.05 INDEMNIFICATION. THE LENDERS AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT, THE SYNDICATION AGENT AND THE CO-DOCUMENTATION AGENTS RATABLY IN ACCORDANCE WITH THEIR APPLICABLE PERCENTAGES FOR THE INDEMNITY MATTERS DESCRIBED IN SECTION 9.03 TO THE EXTENT NOT INDEMNIFIED OR REIMBURSED BY THE COMPANY UNDER SECTION 9.03, BUT WITHOUT LIMITING THE OBLIGATIONS OF THE COMPANY UNDER SAID SECTION 9.03 AND FOR ANY AND ALL OTHER LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS OF ANY KIND AND NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT, THE SYNDICATION AGENT OR THE CO-DOCUMENTATION AGENTS, AS THE CASE MAY BE, IN ANY WAY RELATING TO OR ARISING OUT OF: (A) THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT CONTEMPLATED BY OR REFERRED TO HEREIN OR THE TRANSACTIONS CONTEMPLATED HEREBY, BUT EXCLUDING, UNLESS A DEFAULT OR AN EVENT OF DEFAULT HAS OCCURRED AND IS CONTINUING, NORMAL ADMINISTRATIVE COSTS AND EXPENSES INCIDENT TO THE PERFORMANCE OF ITS AGENCY DUTIES, IF ANY, HEREUNDER OR (B) THE ENFORCEMENT OF ANY OF THE TERMS OF THIS AGREEMENT OR OF ANY

OTHER LOAN DOCUMENT; WHETHER OR NOT ANY OF THE FOREGOING SPECIFIED IN THIS SECTION 8.05 ARISES FROM THE SOLE OR CONCURRENT NEGLIGENCE OF THE ADMINISTRATIVE AGENT, THE SYNDICATION AGENT OR THE CO-DOCUMENTATION AGENTS, AS THE CASE MAY BE; PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY OF THE FOREGOING TO THE EXTENT THEY ARISE FROM THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR UNLAWFUL CONDUCT OF THE ADMINISTRATIVE AGENT, THE SYNDICATION AGENT OR THE CO-DOCUMENTATION AGENTS, AS THE CASE MAY BE.
          SECTION 8.06 Non-Reliance on Agents and Other Lenders. Each Lender acknowledges and agrees that it has, independently and without reliance on the Administrative Agent, the Syndication Agent, the Co-Documentation Agents or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and the Subsidiaries and its decision to enter into this Agreement, and that it will, independently and without reliance upon the Administrative Agent, the Syndication Agent, the Co-Documentation Agents or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. None of the Administrative Agent, the Syndication Agent nor the Co-Documentation Agents shall be required to keep itself informed as to the performance or observance by any Credit Party of this Agreement, the other Loan Documents or any other document referred to or provided for herein or to inspect the properties or books of the Company. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent, none of the Administrative Agent, the Syndication Agent nor the Co-Documentation Agents shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Company (or any of its Affiliates) which may come into the possession of such Agent or any of its respective Affiliates. In this regard, each Lender acknowledges that Andrews Kurth LLP is acting in this transaction as special counsel to the Administrative Agent only. Each Lender and each other Agent will consult with its own legal counsel to the extent that it deems necessary in connection with this Agreement and other Loan Documents and the matters contemplated herein and therein.
          SECTION 8.07 Action by Administrative Agent. Except for action or other matters expressly required of the Administrative Agent hereunder, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall (a) receive written instructions from the Required Lenders (or all of the Lenders as expressly required by Section 9.02) specifying the action to be taken, and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions of the Required Lenders (or all of the Lenders as expressly required by Section 9.02) and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default or Event of Default has occurred and is continuing, the Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders (or all of the Lenders as required by Section 9.02) in the written instructions (with indemnities) described in this Section 8.07; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law.
          SECTION 8.08 Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Company, and the Administrative Agent may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent (so long as no Default or Event of Default exists) with the prior written consent of the Company (which consent will not unreasonably be withheld). If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent (so long as no Default or Event of Default exists) with the prior written consent of the Company (which consent will not unreasonably be withheld). Upon the acceptance of such appointment hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VIII and Section 9.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.
          SECTION 8.09 Duties of Syndication Agent, Co-Documentation Agents, Joint Lead Arrangers and Joint Bookrunners. Notwithstanding the indemnity of the Syndication Agent and the Co-Documentation Agents contained in Section 8.05, nothing contained in this Agreement shall be construed to impose any obligation or duty whatsoever on any Person named on the cover of this Agreement or elsewhere in this Agreement as a Syndication Agent, Co-Documentation Agents, Joint Lead Arranger or Joint Book Runner, Lead Arranger or Lead Book Runner, other than those applicable to all Lenders as such.
          SECTION 8.10 Administrative Agent as Agent for the Lenders. By its execution of this Agreement, each Lender hereby authorizes the Administrative Agent to execute and deliver the Guaranties as the agent of such Lender.
ARTICLE IX.
MISCELLANEOUS
          SECTION 9.01 Notices, Etc. (a) The Administrative Agent, any Issuing Bank, any Lender or the holder of any of the Obligations, giving consent or notice or making any request of the Company provided for hereunder, shall notify each Lender (in the case of the Administrative Agent and each Issuing Bank) and the Administrative Agent (in the case of a Lender or an Issuing Bank) thereof. In the event that the holder of any of the Obligations (including any Lender) shall transfer such Obligations, it shall promptly so advise the Administrative Agent which shall be entitled to assume conclusively that no transfer of any Note or of any of the Obligations has been made by any holder (including any Lender) unless and until the Administrative Agent receives notice to the contrary.
          (b) Except with respect to notices and other communications expressly permitted to be given by telephone, all notices, consents, requests, approvals, demands and other communications (collectively “Communications”) provided for herein shall be in writing (including facsimile and electronic mail Communications) and mailed, telecopied or delivered:

(i)	if to the Company, to it at:

800 E. Sonterra Blvd.
San Antonio, Texas 78258
Attention: Mike Doss
Telecopy No: (210) 403-7547;

(ii)	if to the Administrative Agent, to it at:

The Royal Bank of Scotland plc
600 Washington Blvd.
Stamford, Connecticut 06901
Attention: Juanita Baird
Telephone: (212) 401-1420
Telecopy No.: (203) 873-5300
E-mail: juanita.baird@rbs.com
Group Email: gbmnaagency@rbs.com

(iii)	if to any other Lender or to any Issuing Bank, to it at its address (or telecopy number) set forth in the Administrative Questionnaire delivered by such Person to the Administrative Agent or in the Assignment and Assumption executed by such Person;
or, in the case of any party hereto, such other address or telecopy number as such party may hereafter specify for such purpose by notice to the other parties.
          (c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent if a confirmation has been received and, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient. Notices delivered through electronic communications to the extent provided in paragraph (d) below, shall be effective as provided in said paragraph (d).

          (d) Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article Two if such Lender or such Issuing Bank, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Company may, in its reasonable discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its electronic mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
          SECTION 9.02 Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising, and no course of dealing with respect to, any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances. No waiver of any provision of this Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be permitted by Section 9.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, neither the making of a Loan nor the issuance of a Letter of Credit shall be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
          (b) No provision of this Agreement or any other Loan Document provision may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Credit Party party thereto and the Required Lenders or by such Credit Party and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder or under the Fee Letter, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement (including any payment required by Section 2.05(b), or any interest thereon, or any fees payable hereunder or under the Fee Letter, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change any provision of this Agreement in a manner that would alter the pro rata sharing of payments required hereunder, without the written consent of each Lender, (v) release any Guarantor or any Guaranty, or (vi) change any of the provisions of this Section 9.02(b), Section 9.05 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be.
          SECTION 9.03 Payment of Expenses, Indemnities, etc. The Company agrees:
          (a) to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof, (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Letters of Credit.
          (b) TO INDEMNIFY THE ADMINISTRATIVE AGENT, THE SYNDICATION AGENT, THE CO-DOCUMENTATION AGENTS, THE JOINT BOOK RUNNERS, THE JOINT LEAD ARRANGERS, EACH ISSUING BANK AND EACH LENDER AND EACH OF THEIR AFFILIATES AND EACH OF THEIR OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES, AGENTS, ATTORNEYS, ACCOUNTANTS AND EXPERTS (“INDEMNIFIED PARTIES”) FROM, HOLD EACH OF THEM HARMLESS AGAINST AND PROMPTLY UPON DEMAND PAY OR REIMBURSE EACH OF THEM FOR, THE INDEMNITY MATTERS WHICH MAY BE REASONABLY INCURRED BY OR ASSERTED AGAINST OR INVOLVE ANY OF THEM (WHETHER OR NOT ANY OF THEM IS DESIGNATED A PARTY THERETO) AS A RESULT OF, ARISING OUT OF OR IN ANY WAY RELATED TO (I) ANY ACTUAL OR PROPOSED USE BY THE COMPANY OF THE PROCEEDS OF ANY OF THE LOANS, OR ANY LETTER OF CREDIT, (II) THE EXECUTION, DELIVERY AND PERFORMANCE OF THE LOAN DOCUMENTS, (III) THE OPERATIONS OF THE BUSINESS OF THE COMPANY AND THE SUBSIDIARIES, (IV) THE FAILURE OF THE COMPANY OR ANY SUBSIDIARY TO COMPLY WITH THE TERMS OF THIS AGREEMENT, OR WITH ANY REQUIREMENT OF LAW, (V) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OF THE COMPANY SET FORTH IN ANY OF THE LOAN

DOCUMENTS, (VI) THE ISSUANCE, EXECUTION AND DELIVERY OR TRANSFER OF OR PAYMENT OR FAILURE TO PAY UNDER ANY LETTER OF CREDIT, (VII) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE MANUALLY EXECUTED DRAFT(S) AND CERTIFICATION(S), (VIII) THE SYNDICATION OF THE CREDIT FACILITIES PROVIDED FOR HEREIN, OR (IX) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, INCLUDING THE REASONABLE FEES AND DISBURSEMENTS OF COUNSEL AND ALL OTHER EXPENSES INCURRED IN CONNECTION WITH INVESTIGATING, DEFENDING OR PREPARING TO DEFEND ANY SUCH ACTION, SUIT, PROCEEDING (INCLUDING ANY INVESTIGATIONS, LITIGATION OR INQUIRIES) OR CLAIM AND INCLUDING ALL INDEMNITY MATTERS ARISING BY REASON OF THE ORDINARY NEGLIGENCE OF ANY INDEMNIFIED PARTY, BUT EXCLUDING ALL INDEMNITY MATTERS ARISING SOLELY BY REASON OF CLAIMS BETWEEN THE LENDERS OR ANY LENDER AND THE ADMINISTRATIVE AGENT, THE SYNDICATION AGENT, THE CO-DOCUMENTATION AGENTS OR A LENDER’S SHAREHOLDERS AGAINST THE ADMINISTRATIVE AGENT, THE SYNDICATION AGENT, THE CO-DOCUMENTATION AGENTS OR LENDER OR BY REASON OF THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR UNLAWFUL CONDUCT ON THE PART OF THE INDEMNIFIED PARTY SEEKING INDEMNIFICATION.
          (c) TO INDEMNIFY AND HOLD HARMLESS FROM TIME TO TIME THE INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, COST RECOVERY ACTIONS, ADMINISTRATIVE ORDERS OR PROCEEDINGS, DAMAGES AND LIABILITIES TO WHICH ANY SUCH PERSON MAY BECOME SUBJECT (I) UNDER ANY ENVIRONMENTAL LAW APPLICABLE TO THE COMPANY OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES OR ASSETS, INCLUDING THE TREATMENT OR DISPOSAL OF HAZARDOUS MATERIALS ON ANY OF THEIR PROPERTIES OR ASSETS, (II) AS A RESULT OF THE BREACH OR NON-COMPLIANCE BY THE COMPANY OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE COMPANY OR ANY SUBSIDIARY, (III) DUE TO PAST OWNERSHIP BY THE COMPANY OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR ASSETS OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES OR ASSETS WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (IV) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT OR DISPOSAL OF HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE COMPANY OR ANY SUBSIDIARY, OR (V) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS.
          (d) No Indemnified Party may settle any claim to be indemnified without the consent of the indemnitor, such consent not to be unreasonably withheld; provided, that the indemnitor may not reasonably withhold consent to any settlement that an Indemnified Party proposes, if the indemnitor does not have the financial ability to pay all its obligations outstanding and asserted against the indemnitor at that time, including the maximum potential claims against the Indemnified Party to be indemnified pursuant to this Section 9.03.
          (e) In the case of any indemnification hereunder, the Administrative Agent or Lender, as appropriate shall give notice to the Company of any such claim or demand being made against the Indemnified Party and the Company shall have the non-exclusive right to join in the defense against any such claim or demand; provided that if the Company provides a defense, the Indemnified Party shall bear its own cost of defense unless there is a conflict between the Company and such Indemnified Party.
          (f) THE FOREGOING INDEMNITIES SHALL EXTEND TO THE INDEMNIFIED PARTIES NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNIFIED PARTIES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNIFIED PARTIES. TO THE EXTENT THAT AN INDEMNIFIED PARTY IS FOUND TO HAVE COMMITTED AN ACT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR ENGAGED IN UNLAWFUL CONDUCT, THIS CONTRACTUAL OBLIGATION OF INDEMNIFICATION SHALL CONTINUE BUT SHALL ONLY EXTEND TO THE PORTION OF THE CLAIM THAT IS DEEMED TO HAVE OCCURRED BY REASON OF EVENTS OTHER THAN THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR UNLAWFUL CONDUCT OF THE INDEMNIFIED PARTY.
          (g) The Company’s obligations under this Section 9.03 shall survive any termination of this Agreement and the Commitments, the payment of the Loans and the expiration of the Letters of Credit and shall continue thereafter in full force and effect, for a period of six years.
          (h) To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent or any Issuing Bank under this Section 9.03, each Lender severally agrees to pay to the Administrative Agent or such Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Bank in its capacity as such.
          (i) The Company shall pay any amounts due under this Section 9.03 within thirty (30) days of the receipt by the Company of notice of the amount due.
          SECTION 9.04 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          SECTION 9.05 Assignments and Participations.
          (a) The Company may not assign its rights or obligations hereunder or under any Letter of Credit without the prior consent of all of the Lenders and the Administrative Agent.
          (b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and other Obligations at the time owing to it); provided that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, each of the Company and the Administrative Agent (and, in the case of an assignment of all or a portion of a Commitment or any Lender’s obligations in respect of its LC Exposure or Swingline Exposure, the Issuing Banks and the Swingline Lender) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Company and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each such assignment, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided further that any consent of the Company otherwise required under this Section 9.05(b) shall not be required if an Event of Default has occurred and is continuing. Notwithstanding the foregoing, no assignment shall be permitted to the Company, any Guarantor or their affiliates or subsidiaries. Upon acceptance and recording pursuant to Section 9.05(d), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.05(e).
          (c) The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at one of its offices, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and the LC Disbursements owing to (or for the account of) each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Company, the Administrative Agent, the

Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, any Issuing Bank (solely with respect to its Commitment) and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (d) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.05(b), any tax forms, any information required under Section 9.15 and any written consent to such assignment required by Section 9.05(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (e) Any Lender may, without the consent of the Company or the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (excluding the Company, any Guarantor or their affiliates or subsidiaries) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and other Obligations owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to Section 9.05(f), the Company agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.05(b)), and be indemnified under Section 9.03 as if it were a Lender. In addition, each agreement creating any participation must include an agreement by the Participant to be bound by the provisions of Section 9.12.
          (f) A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 2.16(e) as though it were a Lender.
          (g) The Lenders may furnish any information concerning the Company in the possession of the Lenders from time to time to assignees and Participants (including prospective assignees and participants); provided that, such Persons agree to be bound by the provisions of Section 9.12 hereof.

          (h) Notwithstanding anything in this Section 9.05 to the contrary, any Lender may assign and pledge its Notes to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A and any operating circular issued by such Federal Reserve System and/or such Federal Reserve Bank or any central bank. No such assignment and/or pledge shall release the assigning and/or pledging Lender from its obligations hereunder.
          (i) Notwithstanding any other provisions of this Section 9.05, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Company to file a registration statement with the SEC or to qualify the Loans and other extensions of credit hereunder under the “Blue Sky” laws of any state.
          SECTION 9.06 Survival; Reinstatement. (a) All covenants, agreements, representations and warranties made by the Company herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement, the making of any Loans and the issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal or any accrued interest on any Loan, any LC Disbursement or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
          (b) To the extent that any payments on the Obligations are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received.
          SECTION 9.07 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and the Fee Letter constitute the entire contract among the parties hereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (including the Information Memorandum). Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

          SECTION 9.08 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
          SECTION 9.09 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Company against any of and all the Obligations now or hereafter existing under this Agreement and the other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such Obligations may be unmatured. The rights of each Lender under this Section 9.09 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
          SECTION 9.10 Governing Law; Jurisdiction; Consent to Service of Process.
          (a) This Agreement and the other Loan Documents shall be governed by and construed in accordance with the laws of the State of New York.
          (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BROUGHT BY THE COMPANY SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY AND ASSETS, UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING. THE COMPANY HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS CT CORPORATION SYSTEM, INC., WITH OFFICES ON THE DATE HEREOF AT 111 8TH AVENUE, NEW YORK, NEW YORK 10011, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE AND ACCEPT FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, THE COMPANY AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT IN NEW YORK, NEW YORK ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION SATISFACTORY TO THE ADMINISTRATIVE AGENT. THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS PROVIDED IN SECTION 9.01, SUCH SERVICE TO BECOME EFFECTIVE THIRTY DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT

OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY IN ANY OTHER JURISDICTION.
          (c) THE COMPANY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (b) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO PLEAD OR CLAIM, AND AGREES NOT TO PLEAD OR CLAIM, THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
          (d) EACH PARTY HERETO HEREBY (I) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (II) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (III) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.10.
          SECTION 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
          SECTION 9.12 Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, directors, officers and employees and to its agents, including accountants, legal counsel and other advisors who have been informed of the confidential nature of the information provided, (b) to the extent requested by any regulatory authority, including the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio, (c) to the extent a Lender reasonably believes it is required by applicable laws or regulations or by any subpoena or similar legal process (and such Lender will provide prompt notice thereof to the Company), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an understanding with such Person that such Person will comply with this Section 9.12, (i) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, and (ii)  to any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Company and its obligations, (g) with the consent of the Company, (h) to any credit insurance provider relating to the Company or its Obligations, or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender from a source other than the Company (unless such source is actually known by the individual providing the information to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information). For the purposes of this Section 9.12, “Information” means all information received from the Company relating to it or its business, other than any such information that is known to a Lender, publicly known or otherwise available to the Administrative Agent, any Issuing Bank or any Lender other than through disclosure (a) by the Company, or (b) from a source actually known to a Lender to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person maintains the confidentiality of such Information in accordance with procedures adopted in good faith to protect confidential Information of third parties delivered to a lender.
          SECTION 9.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or other Obligation, together with all fees, charges and other amounts which are treated as interest thereon under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or other Obligation in accordance with applicable law, the rate of interest payable in respect of such Loan or other Obligation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or other Obligation but were not payable as a result of the operation of this Section 9.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Obligations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
          SECTION 9.14 EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT, THE NOTES (AND IN THE CASE OF THE COMPANY AND

THE ADMINISTRATIVE AGENT, THE FEE LETTER AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”
          SECTION 9.15 USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Company that pursuant to the requirements of the Patriot Act, it is required to obtain, verify, and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender to identify the Company in accordance with the Patriot Act.

          The parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

FAYETTEVILLE EXPRESS PIPELINE LLC, as the Company
By:	/s/ Michael J. Doss
Name:	Michael J. Doss
Title:	Chief Financial Officer and Controller

THE ROYAL BANK OF SCOTLAND plc, as the Administrative Agent and as a Lender and an Issuing Bank
By:	/s/ Brian D. Williams
Name:	Brian D. Williams
Title:	Vice President

BARCLAYS BANK PLC
By:	/s/ Nicholas A. Bell
Name:	Nicholas A. Bell
Title:	Director

DnB NOR BANK ASA
By:	/s/ Philip F. Kurpiewski
Name:	Philip F. Kurpiewski
Title:	Senior Vice President

By:	/s/ Cathleen Buckley
Name:	Cathleen Buckley
Title:	Vice President

BANK OF AMERICA, N.A.
By:	/s/ Christian A. Lacey
Name:	Christian A. Lacey
Title:	Principal

THE BANK OF EAST ASIA, LIMITED, LOS ANGELES BRANCH
By:	/s/ Victor Li
Name:	Victor Li
Title:	General Manager

By:	/s/ Chong Tan
Name:	Chong Tan
Title:	Credit Manager

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
By:	/s/ Patrick F. Reidy
Name:	Patrick F. Reidy
Title:	SVP & Group Head

COMPASS BANK
By:	/s/ Greg Determann
Name:	Greg Determann
Title:	Senior Vice President

BNP PARIBAS
By:	/s/ Edward Pak
Name:	Edward Pak
Title:	Vice President

By:	/s/ Richard Hawthorne
Name:	Richard Hawthorne
Title:	Director

CALYON NEW YORK BRANCH
By:	/s/ Dixon Schultz
Name:	Dixon Schultz
Title:	Director

By:	/s/ Sharada Manne
Name:	Sharada Manne
Title:	Director

CHANG HWA COMMERCIAL BANK, LTD., NEW YORK BRANCH
By:	/s/ Eric Y.S. Tsai
Name:	Eric Y.S. Tsai
Title:	VP & General Manager

CITIBANK, N.A.
By:	/s/ Todd J. Mogil
Name:	Todd J. Mogil
Title:	Vice President

CREDIT SUISSE AG, CAYMAN ISLAND BRANCH
By:	/s/ Nupur Kumar
Name:	Nupur Kumar
Title:	Vice President

By:	/s/ Shaheen Malik
Name:	Shaheen Malik
Title:	Vice President

DEUTSCHE BANK AG NEW YORK BRANCH
By:	/s/ Rainer Meier
Name:	Rainer Meier
Title:	Director

By:	/s/ Ming K. Chu
Name:	Ming K. Chu
Title:	Vice President

ERSTE GROUP BANK AG
By:	/s/ Bryan J. Lynch
Name:	Bryan J. Lynch
Title:	Executive Director

By:	/s/ Gregory T. Aptman
Name:	Gregory T. Aptman
Title:	Director

FIRST COMMERCIAL BANK, NEW YORK AGENCY
By:	/s/ May Hsiao
Name:	May Hsiao
Title:	Assistant General Manager

HUA NAN COMMERCIAL BANK, LTD., LOS ANGELES BRANCH
By:	/s/ Oliver C. H. Hsu
Name:	Oliver C. H. Hsu
Title:	V.P. & General Manager

ING CAPITAL LLC
By:	/s/ Subha Pasumarti
Name:	Subha Pasumarti
Title:	Director

BNP PARIBAS
By:	/s/ Edward Pak
Name:	Edward Pak
Title:	Vice President

By:	/s/ Richard Hawthorne
Name:	Richard Hawthorne
Title:	Director

MORGAN STANLEY BANK, NATIONAL ASSOCIATION
By:	/s/ Ryan Vetsch
Name:	Ryan Vetsch
Title:	Authorized Signatory

NATIXIS
By:	/s/ Daniel Payer
Name:	Daniel Payer
Title:	Director

By:	/s/ Louis P. Laville, III
Name:	Louis P. Laville, III
Title:	Managing Director

ROYAL BANK OF CANADA
By:	/s/ Jason S. York
Name:	Jason S. York
Title:	Authorized Signatory

STATE BANK OF INDIA, CHICAGO
By:	/s/ Ashok Gulla
Name:	Ashok Gulla
Title:	VP Head (Credit)

SUMITOMO MITSUI BANKING CORPORATION
By:	/s/ Masakazu Hasegawa
Name:	Masakazu Hasegawa
Title:	General Manager

UBS LOAN FINANCE LLC
By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director – Banking Products Services, US

By:	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director – Banking Products Services, US

U.S. BANK NATIONAL ASSOCIATION
By:	/s/ Mark E. Thompson
Name:	Mark E. Thompson
Title:	Senior Vice President

WELLS FARGO BANK NA
By:	/s/ William S. Rogers
Name:	William S. Rogers
Title:	Senior Vice President

SCHEDULE 1.01
COMMITMENTS

The Royal Bank of Scotland plc	$70,000,000.00
Barclays Bank PLC.	$70,000,000.00
DnB NOR Bank ASA	$70,000,000.00
Bank of America, N.A.	$40,000,000.00
The Bank of East Asia, Limited, Los Angeles Branch	$15,000,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$61,000,000.00
Compass Bank	$49,000,000.00
BNP Paribas	$49,000,000.00
Calyon New York Branch	$49,000,000.00
Chang Hwa Commercial Bank, Ltd., New York Branch	$10,000,000.00
Citibank, N.A.	$49,000,000.00
Credit Suisse, Cayman Island Branch	$49,000,000.00
Deutsche Bank AG New York Branch	$61,000,000.00
Erste Group Bank AG	$15,000,000.00
First Commercial Bank, New York Agency	$10,000,000.00
Hua Nan Commercial Bank, Ltd., Los Angeles Branch	$10,000,000.00
ING Capital LLC	$61,000,000.00
Mega International Commercial Bank Co., Ltd. Los Angeles Branch	$10,000,000.00
Morgan Stanley Bank, National Association	$49,000,000.00
Natixis	$49,000,000.00
Royal Bank of Canada	$40,000,000.00
State Bank of India, Chicago	$15,000,000.00
Sumitomo Mitsui Banking Corporation	$49,000,000.00
UBS Loan Finance LLC	$40,000,000.00
U.S. Bank National Association	$49,000,000.00
Wells Fargo Bank NA	$61,000,000.00

TOTAL	$1,100,000,000.00

Schedule 1.01 - Page 1

SCHEDULE 4.01
EXISTING SUBSIDIARIES

Jurisdiction of Organization,
Name of Subsidiary	Ownership Information	Formation, or Corporation
FEP Arkansas Pipeline, LLC	100% owned by Fayetteville Express Pipeline LLC, its sole member	Arkansas
Schedule 4.01 - Page 1

EXHIBIT 1.01-A
FORM OF ASSIGNMENT AND ACCEPTANCE
     This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.

[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.
Exhibit 1.01-A - Page 1

1. Assignor[s]:

2. Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3. Company(s):

4. Administrative Agent: , as the administrative agent under the Credit Agreement

5. Credit Agreement: [The [amount] Credit Agreement dated as of _______ among [name of borrower(s)], the Lenders parties thereto, [name of Administrative Agent], as Administrative Agent, and the other agents parties thereto]

6. Assigned Interest[s]:

		Aggregate Amount of	Amount of
		Commitment/Loans for	Commitment/Loans	Percentage Assigned of
Assignor[s][5]	Assignee[s][6]	all Lenders[7]	Assigned[8]	Commitment/Loans[8]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%
[7. Trade Date:                                         ]9
Effective Date: ___, 20___[TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

[5]	List each Assignor, as appropriate.

[6]	List each Assignee, as appropriate.

[7]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[8]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[9]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.
Exhibit 1.01-A - Page 2

ASSIGNOR[S][10] [NAME OF ASSIGNOR]
By:
Title:

[NAME OF ASSIGNOR]
By:
Title:

[10]	Add additional signature blocks as needed.

Exhibit 1.01-A - Page 3

ASSIGNEE[S][11] [NAME OF ASSIGNEE]
By:
Title:

[NAME OF ASSIGNEE]
By:
Title:

[11]	Add additional signature blocks as needed.

Exhibit 1.01-A - Page 4

[Consented to and][12] Accepted: [NAME OF ADMINISTRATIVE AGENT], as Administrative Agent
By:
Title:

[Consented to:][13] [NAME OF RELEVANT PARTY]
By:
Title:

[12]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[13]	To be added only if the consent of the Company and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.

Exhibit 1.01-A - Page 5

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
     1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section ___(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section ___(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section ___thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in

Exhibit 1.01-A - Page 6

accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit 1.01-A - Page 7

EXHIBIT 1.01-B
FORM OF COMMITTED NOTE
_____________, _____
     FOR VALUE RECEIVED, the undersigned, FAYETTEVILLE EXPRESS PIPELINE LLC, a Delaware limited liability company, (the “Company”), HEREBY PROMISES TO PAY to the order of ________________________ (the “Lender”), the lesser of (i) such Lender’s Commitment and (ii) the aggregate amount of Committed Loans made by the Lender and outstanding on the Maturity Date. The principal amount of the Committed Loans made by the Lender to the Company shall be due and payable on the dates and in the amounts as are specified in that certain Credit Agreement dated as of ___, 2009 (as restated, amended, modified, supplemented and in effect from time to time, the “Credit Agreement”) among the Company, the Lender, certain other lenders that are party thereto, The Royal Bank of Scotland plc, as the Administrative Agent for the Lender and such other lenders, and the other agents named therein. All capitalized terms used herein and not otherwise defined shall have the meanings as defined in the Credit Agreement.
     The Company promises to pay interest on the unpaid principal amount of each Committed Loan outstanding from time to time from the date thereof until such principal amount is paid in full, at such interest rates and payable on such dates as are specified in the Credit Agreement. Both principal and interest are payable in same day funds in lawful money of the United States of America to the Administrative Agent at its Principal Office, or at such other place as the Administrative Agent shall designate in writing to the Company.
     This Note is one of the Committed Notes referred to in, and this Note and all provisions herein are entitled to the benefits of, the Credit Agreement and the Guaranties. The Credit Agreement, among other things (a) provides for the making of Committed Loans by the Lender and the other lenders to the Company from time to time, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events, for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified, and for limitations on the amount of interest paid such that no provision of the Credit Agreement or this Note shall require the payment or permit the collection of interest in excess of the Maximum Rate.
     This Note may be held by the Lender for the account of its applicable lending office and may be transferred from one lending office to another lending office from time to time as the Lender may determine.
     The Company and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor, default or intent to accelerate, protest and notice of protest and diligence in collecting and bringing of suit against any party hereto, and agree to all renewals, extensions or partial payments hereon and to any release or substitution of security herefor, in whole or in part, with or without notice, before or after maturity.
Exhibit 1.01-B - Page 1

     This Note shall be governed by and construed in accordance with the laws of the State of New York.

FAYETTEVILLE EXPRESS PIPELINE LLC,
as the Company

By:

Name

Title:

Exhibit 1.01-B - Page 2

EXHIBIT 1.01-C
FORM OF SWINGLINE NOTE

$50,000,000	___, ___
     FOR VALUE RECEIVED, the undersigned, FAYETTEVILLE EXPRESS PIPELINE LLC, a Delaware limited liability company (the “Company”), HEREBY PROMISES TO PAY to the order of The Royal Bank of Scotland plc (the “Swingline Lender”), the lesser of (i) $50,000,000 and (ii) the aggregate amount of Swingline Loans made by the Swingline Lender and outstanding on the Maturity Date. The principal amount of the Swingline Loans made by the Swingline Lender to the Company shall be due and payable on the dates and in the amounts as are specified in that certain Credit Agreement dated as of ___, 2009 (as restated, amended, modified, supplemented and in effect from time to time, the “Credit Agreement”) among the Company, the Swingline Lender, certain other lenders that are party thereto, The Royal Bank of Scotland plc, as the Administrative Agent for the Swingline Lender and such other lenders, and the other agents named therein. All capitalized terms used herein and not otherwise defined shall have the meanings as defined in the Credit Agreement.
     The Company promises to pay interest on the unpaid principal amount of each Swingline Loan outstanding from time to time from the date thereof until such principal amount is paid in full, at such interest rates and payable on such dates as are specified in the Credit Agreement. Both principal and interest are payable in same day funds in lawful money of the United States of America to the Swingline Lender at 270 Park Avenue, New York, New York 10017 or such other place as the Swingline Lender shall designate in writing to the Company.
     This Note is the Swingline Note referred to in, and this Note and all provisions herein are entitled to the benefits of, the Credit Agreement and the Guaranties. The Credit Agreement, among other things (a) provides for the making of Swingline Loans by the Swingline Lender to the Company from time to time, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events, for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified, and for limitations on the amount of interest paid such that no provision of the Credit Agreement or this Note shall require the payment or permit the collection of interest in excess of the Maximum Rate.
     The Company and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor, default or intent to accelerate, protest and notice of protest and diligence in collecting and bringing of suit against any party hereto, and agree to all renewals, extensions or partial payments hereon and to any release or substitution of security herefor, in whole or in part, with or without notice, before or after maturity.
Exhibit 1.01-C - Page 1

     This Note shall be governed by and construed in accordance with the laws of the State of New York.

FAYETTEVILLE EXPRESS PIPELINE LLC,
as the Company

By:

Name

Title:

Exhibit 1.01-C - Page 2

EXHIBIT 2.03
FORM OF BORROWING REQUEST

Dated __________
The Royal Bank of Scotland plc,
as Administrative Agent

Attn:
Ladies and Gentlemen:
     This Borrowing Request is delivered to you by Fayetteville Express Pipeline LLC, a Delaware limited liability company (the “Company”), under Section 2.03 of the Credit Agreement dated as of ___, 2009 (as restated, amended, modified, supplemented and in effect, the “Credit Agreement”) by and among the Company, the Lenders party thereto, The Royal Bank of Scotland plc, as the Administrative Agent, and the other agents named therein.
     1. The Company hereby requests that the Lenders make Loans in the aggregate principal amount of $___(the “Committed Loan” or the “Committed Loans”)./1
     2. The Company hereby requests that the Committed Loan or Committed Loans be made on the following Business Day: ___./2
     3. The Company hereby requests that the Committed Loans bear interest at the following interest rate, plus the Applicable Margin, as set forth below:

	Principal			Maturity Date for
Type of	Component of	Interest	Interest Period	Interest Period
Committed Loans	Committed Loans	Rate	(if applicable)	(if applicable)

     4. The Company hereby requests that the funds from the Committed Loans be disbursed to the following bank account:                                                             .
     5. After giving effect to the requested Committed Loans, the sum of the Credit Exposures does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

[1]	Complete with an amount in accordance with Section 2.03 of the Credit Agreement.

[2]	Complete with a Business Day in accordance with Section 2.03 of the Credit Agreement.
Exhibit 2.03 - Page 1

     6. All of the conditions applicable to the Committed Loans requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loans.
     7. All capitalized undefined terms used herein have the meanings assigned thereto in the Credit Agreement.
     IN WITNESS WHEREOF, the undersigned have executed this Borrowing Request this ___day of ___, ___.

FAYETTEVILLE EXPRESS PIPELINE LLC,
as the Company

By:

Name

Title:

Exhibit 2.03 - Page 2

EXHIBIT 2.06
FORM OF LETTER OF CREDIT REQUEST
Dated ___
[Name and address of the Issuing Bank]
Ladies and Gentlemen:
     This Letter of Credit Request is delivered to you by Fayetteville Express Pipeline LLC (the “Company”), a Delaware limited liability company, under Section 2.05 of the Credit Agreement dated as of ___, 2009 (as restated, amended, modified, supplemented, and in effect from time to time, the “Credit Agreement”) by and among the Company, the Lenders party thereto, The Royal Bank of Scotland plc, as the Administrative Agent, and the other agents named therein.
     The Company hereby requests the issuance of a Letter of Credit under the Credit Agreement, and in that connection sets forth below the information relating to such Letter of Credit (the “Proposed Letter of Credit”) as required by Section 2.05(b) of the Credit Agreement. The Proposed Letter of Credit must be issued:
     (a) on or before ___, ___/1
     (b) for the benefit of ___ whose address is ___
     (c) in the amount of $___
     (d) having an expiry date of ___, ___/2
     (e) attached hereto is any special language to be incorporated into the Proposed Letter of Credit.
or
     The Company hereby refers to Letter of Credit Number (the “Expiring Letter of Credit”) which has an existing expiry date of ___. The Company hereby requests that [the expiry date of the Expiring Letter of Credit be extended to ___./2] [the Issuing Bank that has issued the Expiry Letter of Credit permit the expiry date of the Expiring Letter of Credit be extended to ___./2]1. After giving effect to the Proposed Letter of Credit, the sum of the Credit Exposures does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

[1]	Must be a date not earlier than five Business Days after notice is given to the Issuing Bank.

[2]	Must comply with Section 2.05(d) of the Credit Agreement.
Exhibit 2.06 - Page 1

     2. All of the conditions applicable to the Loans requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of the Proposed Letter of Credit.
     3. All capitalized undefined terms used herein have the meanings assigned thereto in the Credit Agreement.
     IN WITNESS WHEREOF, the undersigned have executed this Letter of Credit Request this ___day of ___, ___.

FAYETTEVILLE EXPRESS PIPELINE LLC,
as the Company

By:

Name

Title:

Exhibit 2.06 - Page 2

EXHIBIT 2.08
FORM OF INTEREST ELECTION REQUEST
Dated ___
The Royal Bank of Scotland plc,
as Administrative Agent

Attn:
Ladies and Gentlemen:
          This irrevocable Interest Election Request (the “Request”) is delivered to you under Section 2.07 of the Credit Agreement dated as of ___, 2009 (as restated, amended, modified, supplemented and in effect from time to time, the “Credit Agreement”), by and among Fayetteville Express Pipeline LLC, a Delaware limited liability company (the “Company”), the Lenders party thereto (the “Lenders”), The Royal Bank of Scotland plc, as the Administrative Agent, and the other agents named therein.
     1. This Interest Election Request is submitted for the purpose of:
(a)	[Converting] [Continuing] a ___ Committed Loan [into] [as] a ___ Loan./1

(b)	The aggregate outstanding principal balance of such Committed Loan is $___.

(c)	The last day of the current Interest Period for such Committed Loan is ___./2

(d)	The principal amount of such Committed Loan to be [converted] [continued] is $___./3

(e)	The requested effective date of the [conversion] [continuation] of such Committed Loan is ___./4

(f)	The requested Interest Period applicable to the [converted] [continued] Committed Loan is ___./5

[1]	Delete the bracketed language and insert “Alternate Base Rate” or “LIBOR Rate”, as applicable, in each blank.

[2]	Insert applicable date for any Eurodollar Loan being converted or continued.

[3]	Complete with an amount in compliance with Section 2.07 of the Credit Agreement.

[4]	Complete with a Business Day in compliance with Section 2.07 of the Credit Agreement.
Exhibit 2.08 - Page 1

     2. No Default or Event of Default exists, and none will exist upon the conversion or continuation of the Committed Loan requested herein.
     3. All capitalized undefined terms used herein have the meanings assigned thereto in the Credit Agreement.
     IN WITNESS WHEREOF, the undersigned has executed this Interest Election Request this ___ day of ___, ___.

FAYETTEVILLE EXPRESS PIPELINE LLC,
as the Company

By:

Name

Title:

[5]	Complete for each Eurodollar Loan in compliance with the definition of the term “Interest Period” specified in Section 1.01.

Exhibit 2.08 - Page 2

EXHIBIT 2.11
FORM OF NOTICE OF PREPAYMENT
The Royal Bank of Scotland plc,
as Administrative Agent

Attention:
Ladies and Gentlemen:
     This irrevocable Notice of Prepayment is delivered to you by Fayetteville Express Pipeline LLC (the “Company”), a Delaware limited liability company, under Section 2.10 of the Credit Agreement dated as of ___, 2009 (as restated, amended, modified, supplemented and in effect from time to time, the “Credit Agreement”), by and among the Company, the Lenders party thereto, The Royal Bank of Scotland plc, as the Administrative Agent, and the other agents named therein.
     1. The Company hereby provides notice to the Administrative Agent that the Company shall repay the following ABR Loans and/or Eurodollar Loans in the amount of $___./1
     2. The Company shall repay the above-referenced Loans on the following Business Day: ___./2
     3. All capitalized undefined terms used herein have the meanings assigned thereto in the Credit Agreement.
     IN WITNESS WHEREOF, the undersigned have executed this Borrowing Request this ___day of ___, ___.

FAYETTEVILLE EXPRESS PIPELINE LLC,
as the Company

By:

Name

Title:

[1]	Complete with an amount in accordance with Section 2.10(b) of the Credit Agreement.

[2]	Complete with a Business Day in accordance with Section 2.10(b) of the Credit Agreement.
Exhibit 2.11 - Page 1